Exhibit 2.1

EXECUTION VERSION

PURCHASE AGREEMENT

dated as of October 22, 2018

by and between

LDC PARENT LLC,

as Seller

and

AQUA AMERICA, INC., as Buyer

i

ii

SCHEDULES

Schedule 1.1(a)	-	Budgeted Capital Expenditure Amount

Schedule 1.1(b)	-	Capital Expenditures Budget

Schedule 1.1(c)	-	Credit and Note Purchase Agreements

Schedule 1.1(d)	-	Knowledge of Seller

Schedule 1.1(e)	-	Knowledge of Buyer

Schedule 1.1(f)		Target Working Capital

Schedule 2.1(c)	-	Working Capital Calculation

Schedule 3.4(a)	-	Ownership Structure and Company Subsidiaries

Schedule 3.4(b)		Investments

Schedule 3.5	-	Financial Statements

Schedule 3.6(a)	-	Compliance with Law (Seller)

Schedule 3.6(b)	-	Proceedings (Seller)

Schedule 3.7	-	Tax Matters

Schedule 3.8	-	Material Contracts

Schedule 3.9	-	Seller Required Approvals and Seller Consents
iii

Schedule 3.11	-	Labor Matters

Schedule 3.12(a)	-	Employee Plans and Policies

Schedule 3.12(e)	-	Employee Plans and Policies

Schedule 3.12(g)	-	Other Compensation

Schedule 3.12(h)	-	Post-Retirement Benefits

Schedule 3.13	-	Properties

Schedule 3.14	-	Insurance

Schedule 3.15	-	Compliance with Environmental Laws

Schedule 3.16	-	Intellectual Property

Schedule 3.17	-	Absence of Change

Schedule 3.18	-	Transactions with Affiliates

Schedule 3.19	-	Regulatory Status

Schedule 3.21		Capital Expenditures

Schedule 4.4	-	Buyer Required Approvals and Buyer Consents

Schedule 4.5(a)	-	Compliance with Law (Buyer)

Schedule 4.5(b)	-	Proceedings (Buyer)

Schedule 5.5(a)	-	Conduct of Business

Schedule 5.5(b)	-	Regulatory Utility Actions
iv

PURCHASE AGREEMENT

This Purchase Agreement, dated as of October 22, 2018 (this “Agreement”) is made by and between LDC Parent LLC, a Delaware limited liability company (“Seller”), and Aqua America, Inc., a Pennsylvania corporation (“Buyer”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding limited liability company membership interests of LDC Funding LLC, a Delaware limited liability company (the “Company”); and

WHEREAS, the Company owns all of the issued and outstanding limited liability company membership interests of LDC Holdings LLC, a Delaware limited liability company (“LDC Holdings”); and

WHEREAS, LDC Holdings owns all of the issued and outstanding limited liability company membership interests of PNG Companies LLC, a Delaware limited liability company (“PNG”); and

WHEREAS, PNG owns all of the issued and outstanding limited liability company membership interests of Peoples Natural Gas Company, a Pennsylvania limited liability company (“Peoples”), Peoples Gas Company, a Pennsylvania limited liability company, (“Peoples Gas”), Peoples Gas WV LLC, a West Virginia limited liability company (“Peoples West Virginia”), Peoples Gas Kentucky, a Kentucky limited liability company (“Peoples Kentucky”), and all of the issued and outstanding capital stock of Delta Natural Gas Co., Inc., a Kentucky corporation (“Delta”), all of which are public utility companies subject to regulation in the states in which such companies operate, as well as other Subsidiaries engaged in related and ancillary businesses; and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, subject to the terms and conditions of this Agreement, all of the issued and outstanding limited liability company membership interests of the Company owned by Seller (the “Company Interests”);

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereby agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1           Definitions. For the purposes of this Agreement, the following words and phrases shall have the following meanings:

“280G Stockholder Approval” has the meaning set forth in Section 5.6(f).

1

“Action” means any (i) claim, (ii) action, (iii) suit, (iv) arbitration, (v) litigation, (vi) case, (vii) hearing or (viii) administrative, legal or other proceeding or investigation by or before any Governmental Entity.

“Adverse Consequences” means all Actions, hearings, charges, complaints, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs (including court costs and investigative and remedial costs), amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, fees and expenses (including reasonable attorneys’ and accountants’ fees).

“Affiliate” means any Person in control or under control of, or under common control with, another Person. For purposes of the foregoing, “control,” with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Ancillary Agreements” means any Contract, certificate or other document delivered by any party pursuant to Sections 8.2(a) – (k).

“Base Price” has the meaning set forth in Section 2.1(b)(i).

“Budgeted Capital Expenditure Amount” means the amount set forth on Schedule 1.1(a).

“Burdensome Condition” has the meaning set forth in Section 5.2(f).

“Business Confidential Information” has the meaning set forth in Section 5.10.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banking institutions in New York, New York or Pittsburgh, Pennsylvania are authorized or required by Law or executive order to be closed.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Consents” means the consents or notices set forth on Schedule 4.4.

“Buyer Disclosure Schedule” has the meaning set forth in Article IV.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 4.1, Section 4.2 and Section 4.6.

“Buyer Material Adverse Effect” means any change, development, condition, circumstance, matter, state of facts, occurrence, event or effect that would reasonably be expected to have a material adverse effect on Buyer or to prevent or materially impede the ability of Buyer or any of Buyer’s Affiliates to consummate the Transactions.

“Buyer Related Party” has the meaning set forth in Section 9.3(b).

2

“Buyer Required Approvals” means the approvals, applications, notices or filings set forth on Schedule 4.4.

“Buyer Termination Fee” means One Hundred Twenty Million Dollars ($120,000,000.00).

“Capital Expenditures” means out-of-pocket expenditures actually paid or payable (and, if payable, reflected as a current liability in Working Capital) by the Regulated Utility Subsidiaries that are properly capitalized in accordance with U.S. GAAP.

“Capital Expenditures Budget” means the budget for the Regulated Utility Subsidiaries attached hereto as hereto as Schedule 1.1(b).

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in Section 8.1.

“Closing Indebtedness” means, without duplication (and, for the avoidance of doubt, solely to the extent not included in Working Capital), all Liabilities of the Company and the Company Subsidiaries measured as of the Measurement Time solely with respect to (a) the Existing Notes and Existing Note Purchase Agreements listed on Schedule 1.1(c) and refinancings thereof, (b) any other indebtedness or obligation for borrowed money, whether current, short-term or long-term, or secured or unsecured, evidenced by bonds, debentures, notes or similar instruments, excluding (i) any Indebtedness that is fully repaid and discharged at the Closing by Seller with proceeds of the Purchase Price (ii) any intercompany loans solely between PNG and the PNG Subsidiaries and (iii) any undrawn and uncalled letters of credit or unutilized commitments thereunder, (c) any net liabilities or obligations owing or payable with respect to interest rate swaps, currency swaps, forward currency or interest rate contracts, collars, caps and similar hedging obligations or other financial agreements or arrangements entered into for the purpose of limiting or managing interest rate or commodity risks (calculated at the termination value thereof as if terminated as of the Measurement Time), excluding any such net liabilities or obligations that will be settled or discharged on or prior to the Closing, (d) any deferred purchase price for assets (including equity or other securities), property or services (including any earn-out, holdback, contribution, investment or similar payments), other than ordinary course trade payables, (e) any performance bonds, letters of credit or similar instruments or facilities, in each case, to the extent drawn or called, (f) Transaction Expenses, (g) overdrafts and (h) any guarantees of obligations of third parties of the type described in the foregoing clauses.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” or “Collective Bargaining Agreements” have the meaning set forth in Section 3.11(a).

“Commercial Growth Capex” means Capital Expenditures made by the Regulated Utility Subsidiaries with respect to combined heating and power projects developed for commercial customers.

3

“Commercial Growth Capex Adjustment” has the meaning set forth in Section 2.1(c)(i)(C).

“Company” has the meaning set forth in the first Recital.

“Company Employees” has the meaning set forth in Section 5.6(b).

“Company Interests” has the meaning set forth in the fifth Recital.

“Company IP” has the meaning set forth in Section 3.16(a).

“Company Leased Real Property” means all real property leased, subleased or operated by the Company or any of the Company Subsidiaries or in which the Company or any of the Company Subsidiaries have rights of possession, use, operation, access or occupancy.

“Company Leases” means any Contracts pursuant to which the Company or any of the Company Subsidiaries are granted rights to lease, sublease, possess, use, operate, access or occupy any real property or interests in real property.

“Company Owned Real Property” means all real property owned in fee by the Company or a Company Subsidiary, together with all buildings, structures, fixtures and improvements of any kind located thereon and all appurtenances thereto, including all Pipelines and Facilities.

“Company Real Property” means, other than any Pipelines and Facilities, the Company Owned Real Property and the Company Leased Real Property, in each case which is material to the conduct of the business of the Company and the Company Subsidiaries.

“Company Subsidiary” means each Subsidiary of the Company.

“Confidentiality Agreement” has the meaning set forth in Section 5.1(a).

“Continuation Period” has the meaning set forth in Section 5.6(b).

“Contract” means any contract, agreement, license, note, bond, mortgage, indenture, instrument or other legally binding arrangement with any Person.

“Covered Person” has the meaning set forth in Section 5.9.

“Delta” has the meaning set forth in the fourth Recital.

“Disputed Items” has the meaning set forth in Section 2.1(c)(iv).

“DFS Provisions” has the meaning set forth in Section 11.4.

“DOJ” has the meaning set forth in Section 5.2(a).

“Effective Time” has the meaning set forth in Section 8.1.

“Employee Plans” has the meaning set forth in Section 3.12(a).

4

“Environmental Laws” means all Laws relating to pollution or protection of the environment or natural resources, or to the extent relating to exposure to Hazardous Substances, human health or safety, including Laws relating to Releases or threatened Releases of Hazardous Substances (including Releases to ambient air, surface water, groundwater land and surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Substances.

“Environmental Permits” has the meaning set forth in Section 3.15.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other Person that, together with the Company, is required to be treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA.

“Escrow Account” means the account established by the Escrow Agent pursuant to the Escrow Agreement to hold the Escrow Amount.

“Escrow Agent” means The Bank of New York Mellon or a similar financial institution reasonably acceptable to the Parties and designated by them as the escrow agent pursuant to the Escrow Agreement.

“Escrow Agreement” has the meaning set forth in Section 8.2(g).

“Escrow Amount” means Three Million Five Hundred Thousand Dollars ($3,500,000).

“Estimated Closing Adjustment Amount” has the meaning set forth in Section 2.1(b)(ii).

“Estimated Closing Statement” has the meaning set forth in Section 2.1(b)(ii).

“Estimated Purchase Price” has the meaning set forth in Section 2.1(b)(i).

“Existing Note Purchase Agreement” means, collectively the Note Purchase Agreements identified on Schedule 1.1(c), as applicable.

“Existing Notes” means, collectively, the notes identified on Schedule 1.1(c), and issued pursuant to the Existing Note Purchase Agreements.

“FERC” has the meaning set forth in Section 3.19(a).

“Final Closing Adjustment Amount” has the meaning set forth in Section 2.1(c)(v).

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Financing” means the debt or equity financing transactions consummated or anticipated to be consummated by Buyer or its Subsidiaries in connection with the transactions contemplated by this Agreement, including any debt financing transactions contemplated by the Financing Commitments.

“Financing Commitments” has the meaning set forth in Section 4.7.

5

“Financing Source Parties” has the meaning set forth in Section 11.4.

“Financing Sources” has the meaning set forth in Section 4.7.

“Former Employee” has the meaning set forth in Section 3.12(a).

“FTC” has the meaning set forth in Section 5.2(a).

“Governmental Entity” means any government or any governmental, quasi-governmental, regulatory or administrative agency, bureau, board, commission (including any public utility commission), court, department, official, political subdivision, arbitrator (or arbitration panel), judicial body, or tribunal, or any instrumentality of any of the foregoing, in each case whether federal, state or local, domestic or foreign.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“GS” has the meaning set forth in Section 4.7.

“Hazardous Substance” means any substance, material, product, derivative, compound, mixture, mineral, chemical, waste, medical waste or gas (excluding, to the extent managed and handled in material compliance with applicable Environmental Laws, natural gas), defined or included within the definition of a “hazardous substance,” “hazardous waste,” “solid waste,” “hazardous material,” “toxic chemical,” “toxic substance,” “hazardous chemical,” “extremely hazardous substance,” “pollutant,” “contaminant” or any other words of similar meaning within the context used under any applicable Environmental Law, or that would otherwise reasonably be expected to result in Liability under any applicable Environmental Law, including petroleum and petroleum products, coal tar, polychlorinated buphenyls and asbestos and asbestos-containing materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” has the meaning set forth in Section 3.17(c)(v).

“Independent Accounting Firm” means an independent accounting firm of national reputation that is mutually acceptable to Buyer and Seller; provided, that if Buyer and Seller are unable to agree on a mutually acceptable Independent Accounting Firm, then the Parties shall request that the New York, New York office of the American Arbitration Association select an accounting firm to act as the Independent Accounting Firm hereunder; provided, that any such Independent Accounting Firm selected by the American Arbitration Association shall be of national reputation and shall (i) not be an Affiliate of Seller or Buyer, (ii) not have had a material business relationship with Buyer or Seller in the two (2) year period immediately preceding the proposed engagement of such Independent Accounting Firm, and (iii) have expertise in general accounting matters.

“Insurance Policies” has the meaning set forth in Section 3.14.

6

“Intellectual Property” means all intellectual property, including patents, patent applications, trademarks, service marks, tradenames, domain names and other source identifiers, copyrights, proprietary software, inventions, trade secrets, and other proprietary intangible items.

“IT Assets” has the meaning set forth in Section 3.16(c).

“Knowledge” or words to such effect mean, (i) with respect to Seller, the actual knowledge of the persons listed on Schedule 1.1(d) after reasonable inquiry, and (ii) with respect to Buyer, the actual knowledge of the persons listed on Schedule 1.1(e) after reasonable inquiry.

“Law” means any applicable constitutional provision, statute, ordinance or other law, rule, code, regulation, or interpretation of any Governmental Entity and any decree, injunction, stay, judgment, Governmental Order, ruling, assessment or writ.

“LDC Holdings” has the meaning set forth in the second recital.

“Liabilities” means any liability, obligation (including as related to Taxes), debt, commitment, guaranty, claim, loss, damage, deficiency, fine, cost or expense of any kind, whether absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, due or not due, or otherwise.

“LIBOR Rate” means the one-month London Inter Bank Offer Rate.

“Liens” means liens (statutory or otherwise), charges, security interests, hypothecation, mortgage, deed of trust, restrictions, options, pledges, claims, conditional sales or title retention arrangements, encroachments or encumbrances of any nature.

“LTI Amount” means, as of the Measurement Time, with respect to any incentives (other than the Pro Rata Bonus Amount and annual incentive bonus solely for the calendar year in which the Closing occurs) that could become payable (including discretionary amounts) to any Company Employee within twelve (12) months following Closing in respect of any performance period prior to, or that is incomplete as of, the Closing Date, an amount equal to the maximum target incentive that could become payable during such twelve (12) month period, (x) in the full amount to the extent in respect of any prior performance period then completed and (y) otherwise prorated to reflect the number of days elapsed from the commencement of the applicable calendar year through the Closing Date, in each case of the foregoing clauses (x) and (y), plus the employer portion of any payroll Taxes thereon.

7

“Material Adverse Effect” means any change, development, condition, circumstance, matter, state of facts, occurrence, event or effect that (a) has, individually or in the aggregate, a material adverse effect on the financial condition of the business, assets, properties, liabilities or results of operations of Company and the Company Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent or materially impede the ability of Seller or any of its Affiliates to consummate the Transactions; provided, however, that for the purposes of clause (a), the following shall not constitute a Material Adverse Effect or be considered in determining whether a Material Adverse Effect has occurred (i) any changes, circumstances or effects resulting from or relating to changes or developments in the economy, financial markets, interest rates, securities markets or commodity markets, in each case, which do not have a disproportionate effect (relative to other industry participants) on the Company and the Company Subsidiaries, taken as a whole, (ii) any changes or effects resulting from or relating to changes in applicable Laws (including, without limitation, changes in Laws affecting owners or providers of gas production, gathering, transmission or distribution as a group) or in the political climate generally or in any specific region, in each case, which do not have a disproportionate effect (relative to other industry participants) on the Company and the Company Subsidiaries, taken as a whole, (iii) any changes in conditions or developments generally applicable to the industries in which any of the Company or any Company Subsidiary is involved, which do not have a disproportionate effect (relative to other industry participants) on the Company and the Company Subsidiaries, taken as a whole, (iv) any changes resulting from or associated with acts of war or terrorism or changes imposed by a Governmental Entity associated with additional security to address concerns of terrorism, in each case, which do not have a disproportionate effect (relative to other industry participants) on the Company and the Company Subsidiaries, taken as a whole, (v) any change in U.S. GAAP, or interpretations thereof, in each case, which do not have a disproportionate effect (relative to other industry participants) on the Company and the Company Subsidiaries, taken as a whole, (vi) other than for purposes of any representation or warranty (or any condition precedent to Closing related to the truth or correctness thereof) addressing the execution or performance of this Agreement or any Ancillary Agreement or the consummation of the Transactions (or the effects thereof), changes or effects resulting from the public announcement or pendency of the transactions contemplated by this Agreement or as a result of actions specifically contemplated by this Agreement, (vii) the effects of any rate or cost recovery proceeding concluded by any Regulated Utility Subsidiary, and (viii) any change or effect that is cured (including by the payment of money) before the earlier of the Closing and the termination of this Agreement pursuant to Article IX.

“Material Contracts” means, with respect to the Company or any Company Subsidiary and excluding (a) Contracts for the purchase, sale or transportation of natural gas that do not involve both (x) payments to or from the Company or Company Subsidiaries in excess of One Million Dollars ($1,000,000) and (y) exclusivity, minimum volume, requirements, take or pay, capacity, availability or similar commitments to or by the Company or Company Subsidiaries and (b) ordinary course purchase or work orders under Contracts for construction, repair or maintenance of Pipelines or Facilities (to the extent such orders do not materially alter the terms of such Contracts), (i) each Contract to which it is a party or by which it or any of its property may be bound relating to firm pipeline transportation or natural gas storage, (ii) Contracts which obligate the Company or any Company Subsidiary to make aggregate future payments of more than One Million Dollars ($1,000,000), (iii) Contracts for the purchase, sale, license (excluding non-exclusive licenses to any off-the-shelf software which is readily available for license or purchase that involve payment of less than One Million Dollars ($1,000,000)) or disposition of assets, property or services other than in the ordinary course of business entered into after June 30, 2018, (iv) Contracts containing covenants not to compete or engage in any line of business, with any Person or class of Persons or in any geographical area, or not to offer to sell any product or service to any Person or class of Persons, or not to solicit the employees, consultants, customers, suppliers, or other commercial counterparties of any Person or class of Persons, (v) Contracts providing for sponsorship, investment, participation, support, contribution or similar commitments with respect to any Governmental Entity, community, municipality, team, club, school, charity, hospital, local business (other than commercial counterparties of the Company or any Company Subsidiary) or other organization or institution similar to any of the foregoing, (vi) any Contract in respect of Indebtedness, (vii) any third-party guarantee obligations in which the obligations guaranteed exceed One Million Dollars ($1,000,000), (viii) any joint venture or other Contracts involving the sharing of profits or losses, (ix) Contracts under which the Company or any Company Subsidiary has any material Liabilities which have not been satisfied or performed (other than customary confidentiality obligations) relating to the acquisition or disposition of any securities, equity interests or business for consideration in excess One Million Dollars ($1,000,000), (x) Contracts entered into in connection with the settlement or other resolution of any Action that have any continuing material Liabilities or restrictions, or involve payment of more than One Million Dollars ($1,000,000), (xi) Contracts in respect of transactions with Affiliates, and (xii) Contracts with customers or suppliers involving the provision of goods or services for which the revenue recognized or expenses incurred during the twelve (12) months ended June 30, 2018 was in excess of, individually or in the aggregate, One Million Dollars ($1,000,000).

8

“Measurement Time” means the Effective Time; provided, that for purposes of any determination as of the Measurement Time, such determination shall be deemed to take into account any dividends, distributions or other payments to or on behalf of Seller or any of its Affiliates (other than the Company or any Company Subsidiary) or any incremental Indebtedness or Liabilities (other than ordinary course accounts payable) incurred, in each case, from the Effective Time through Closing (excluding for the avoidance of doubt, any actions of Buyer and its Affiliates, including the Company and Company Subsidiaries, following Closing).

“New Company Plans” has the meaning set forth in Section 5.6(c).

“Non-Union Employee” has the meaning set forth in Section 5.6(b).

“Outside Date” has the meaning set forth in Section 9.1(b).

“Parties” means Buyer and Seller and “Party” means Buyer, Seller or Seller, as applicable.

“Payoff Letters” has the meaning set forth in Section 5.12(a)(vii).

“PBGC” has the meaning set forth in Section 3.12(f).

“Peoples” has the meaning set forth in the fourth Recital.

“Peoples Gas” has the meaning set forth in the fourth Recital.

“Peoples Kentucky” has the meaning set forth in the fourth Recital.

“Peoples West Virginia” has the meaning set forth in the fourth Recital.

“Permits” means permits, licenses and other Governmental Entity authorizations.

“Permitted Liens” means (i) Permitted Tax Liens, (ii) materialmen’s, warehousemen’s and mechanics’ Liens and other Liens arising by operation of law in the ordinary course of business for sums not yet due and relating to obligations as to which there is no default on the part of the Company or relevant Company Subsidiary, (iii) purchase money Liens arising in the ordinary course of business, (iv) any Lien reflected in the latest balance sheet included in the Financial Statements, (v) all matters disclosed in any title report or survey provided to Buyer prior to the date of this Agreement, (vi) the terms and conditions of the Material Contracts or of any Governmental Order or Permit, (vii) any Lien to be discharged on or prior to Closing, (viii) Liens securing indebtedness under the Revolving Credit Facility, Existing Notes or Existing Note Purchase Agreements listed on Schedule 1.1(c) and (ix) such other Liens, imperfections in title, easements, leases, licenses, restrictions, activity and use limitations, as do not materially impair the title to, access to, possession, occupancy, operation and/or use of such property for its intended purpose in the conduct of the Company and the Company Subsidiaries.

9

“Permitted Tax Lien” has the meaning set forth in Section 3.7(d).

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a union, a limited liability company, a trust, an unincorporated organization or a Governmental Entity or any other separate legal entity recognized pursuant to Law.

“Pipelines and Facilities” means (a) any pipelines of the Company or any Company Subsidiary and (b) all material above ground facilities of the Company or any of the Company Subsidiaries.

“PNG” has the meaning set forth in the third recital.

“PNG Subsidiaries” means each of Peoples, Peoples Gas, Peoples West Virginia, Peoples Kentucky and Delta and each other Subsidiary of PNG.

“Preliminary Closing Adjustment Schedule” has the meaning set forth in Section 2.1(c)(iii).

“Pro Rata Bonus Amount” has the meaning set forth in Section 5.6(e).

“PUHCA 2005” has the meaning set forth in Section 3.19(a).

“Purchase Price” has the meaning set forth in Section 2.1(b)(i).

“RBC” has the meaning set forth in Section 4.7.

“RBCCM” has the meaning set forth in Section 4.7.

“Records” means the data and records of the Company and the Company Subsidiaries.

“Regulated Utility Subsidiary” means each of (a) Peoples, Peoples Gas, Peoples Kentucky, Peoples West Virginia and Delta and (b) any other Company Subsidiary that is or becomes subject to regulation as a public utility under applicable Law.

“Regulatory Utility Actions” means any (a) rate case Action or (b) any other Action outside of the ordinary course, made, pursued, prosecuted or defended by the Company and Company Subsidiaries under applicable Laws governing the Regulated Utility Subsidiaries.

10

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the indoor or outdoor environment (including the abandonment or discarding of barrels, containers or other closed receptacles containing any Hazardous Substances).

“Remedial Action” has the meaning set forth in Section 5.2(f).

“Required Information” means, with respect to the Company and Company Subsidiaries, all information, financial statements and financial data of the type and form required by the Financing Commitments, Regulation S-X or Regulation S-K under the Securities Act for registered offerings of debt or equity securities and of a type and form, and for the periods, in each case, required by the Financing Commitments or customarily included in offering documents under the Securities Act (including, (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for the three most recently completed fiscal years ended at least 105 days prior to the Closing Date, (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 45 days prior to the Closing Date (and comparable periods for the prior fiscal year interim financial statements of the Company) and (c) to the extent applicable with respect to such financial statements, the report of the Company’s auditors thereon and any necessary consents to filing such report in any filings with the SEC) to consummate an offering of equity securities, secured or unsecured senior notes and/or subordinated notes (including pro forma financial information and other information to assist in the preparation of pro forma financial statements prepared in accordance with, or reconciled to, U.S. GAAP for historical periods) and drafts of comfort letters customary for registered offerings of debt or equity securities (including customary “negative assurances”) by auditors of the Company which letters such auditors would be prepared to issue at the time of pricing of a debt or equity securities offering and the closing thereof upon completion of customary procedures.

“Revolving Credit Facility” means the Second Amended and Restated Credit Agreement dated as of June 8, 2017 among PNG, the several lenders from time to time parties thereto, PNC Bank, National Association, MUFG Union Bank, N.A. and Wells Fargo Bank, National Association, as Syndication Agents, and JPMorgan Chase Bank as the Administrative Agent (including in its capacity as Collateral Agent), as amended by the Incremental Revolving Amendment Agreement, dated as of December 20, 2017.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Consents” means the consents or notices set forth on Schedule 3.9.

“Seller Disclosure Schedule” has the meaning set forth in Article III.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.1(a), Section 3.1(b), Section 3.2, Section 3.4, Section 3.10 and Section 3.17(b).

“Seller Marks” has the meaning set forth in Section 5.15.

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“Seller Related Party” has the meaning set forth in Section 9.3(b).

“Seller Required Approvals” means the approvals, applications, notices or filings set forth on Schedule 3.9.

“State Regulators” has the meaning set forth in Section 5.2(b).

“Subsidiary” of a Person means (i) any corporation, association or other business entity of which fifty percent (50%) or more of the right to distributions or total voting power of shares or other voting or economic securities or interests outstanding thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership or limited liability company of which such Person or one or more of the other Subsidiaries of such Person (or any combination thereof) is a general partner or managing member.

“Target Working Capital” means the amount set forth on Schedule 1.1(f).

“Tax” or “Taxes” means any and all U.S. federal, state, local or foreign net income, gross income, gross receipts, revenues, sales, use, ad valorem, transfer, franchise, capital stock, profits, license, license fee, environmental, customs duty, unclaimed property or escheat payments, alternative fuels, mercantile, lease, service, withholding, payroll, employment, unemployment, social security, disability, excise, severance, registration, stamp, occupation, premium, property (real or personal), windfall profits, fuel, value added, alternative or add on minimum, estimated or other similar taxes, duties, levies, customs, tariffs, imposts or assessments (including public utility commission assessments relating to revenues) imposed by any Governmental Entity, together with any interest, penalties or additions thereto payable to any Governmental Entity in respect thereof, whether disputed or not.

“Tax Return” means any return, declaration, report, statement, election, claim for refund or other written document, together with all attachments, amendments and supplements thereto, filed with or provided to, or required to be filed with or provided to, a Governmental Entity in respect of Taxes.

“Transaction Expenses” means, without duplication, (a) to the extent unpaid as of the Measurement Time, not included in Working Capital and payable (or that become payable) by the Company or any Company Subsidiary, (i) any fees, costs or expenses incurred on or prior to the Closing in connection with the consummation of the Transactions, including any investment banking, legal, accounting or other fees or expenses of any service provider, but for the avoidance of doubt, excluding any amounts payable (or that become payable) pursuant to the Financing Commitments (or any fee letter referenced therein) or any other definitive document providing for the consummation of the Financing (other than, for the avoidance of doubt, this Agreement) and (ii) solely to the extent triggered as a result of the consummation of the Transactions (including any employment by Buyer in accordance with Section 5.6) and not any other event, any change in control, severance, retention, transaction, incentive or similar bonuses or payments (including any forgiveness of loans or payments in respect of phantom equity) to any current or former director, officer, consultant, employee or other similar service provider of the Company or any Company Subsidiary (including any Company Employee), and (iii) the Pro Rata Bonus Amount (including, for the avoidance of doubt, any bonuses accrued or payable, in each case in the year in which the Closing occurs, pursuant to the bonus and incentive plans set forth on Schedule 3.12(a)), in each case of the foregoing clauses (ii) and (iii), including the employer portion of any applicable payroll, social security, unemployment or similar Taxes thereon and (b) any amounts required to be paid or borne by Seller or any of its Affiliates pursuant to this Agreement or any Ancillary Agreement (including the Company and any Company Subsidiary with respect to amounts required to be paid or borne hereunder or thereunder prior to Closing, but other than the Company or any Company Subsidiary with respect to amounts required to be paid or borne hereunder or thereunder from and after Closing) that are paid, payable (or that become payable) by Buyer or any of its Affiliates (including the Company or any Company Subsidiary from and after the Closing).

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“Transactions” means each of the respective transactions contemplated by this Agreement and the Ancillary Agreements, including the purchase and sale of the Company Interests.

“Transfer Tax” means any sales, use, transfer, real property transfer, recording, stock transfer or other similar Taxes or fees, including any interest, penalties or additions thereto, whether disputed or not; provided, however, that the term “Transfer Tax” shall not include any Tax measured in whole or in part by net income.

“Union Employee” has the meaning set forth in Section 5.6(a).

“U.S. GAAP” means accounting principles generally accepted in the United States of America.

“Working Capital” means the working capital of the Company and Company Subsidiaries on a consolidated basis determined in accordance with U.S. GAAP on a basis consistent with past practice as of the Measurement Time and calculated as set forth on Schedule 2.1(c) (which Schedule 2.1(c) includes, for illustrative purposes, a calculation of Working Capital of PNG and the PNG Subsidiaries as of June 30, 2018); provided that it is expressly understood and agreed that (i) any LTI Amount and (ii) any Liabilities in respect of Taxes (other than deferred Taxes) attributable to any Tax period or portion thereof ending on or before the Closing Date shall, in each case of the foregoing clauses (i) and (ii), be included as current liabilities in working capital (without duplication, and whether or not actually current liabilities in accordance with U.S. GAAP (consistent with past practice) or Schedule 2.1(c)).

Article II

PURCHASE AND SALE OF COMPANY INTERESTS

Section 2.1          Purchase and Sale of the Company Interests. Subject to the terms and conditions set forth in this Agreement:

(a)          Transfer of the Company Interests. At the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, all of the Company Interests free and clear of all Liens.

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(b)          Purchase Price.

(i)          In consideration of the sale, conveyance, transfer, assignment and delivery to Buyer of the Company Interests, Buyer shall pay cash consideration to Seller in the amount of Four Billion Two Hundred Seventy-Five Million Dollars ($4,275,000,000.00) (the “Base Price”), as adjusted pursuant to Section 2.1(c) (the “Purchase Price”). At the Closing, Buyer shall pay (A) Seller an amount (the “Estimated Purchase Price”) equal to (x) the Base Price plus (or minus) the Estimated Closing Adjustment Amount, minus (y) the Escrow Amount and (B) the Escrow Amount to the Escrow Account in accordance with the Escrow Agreement. The Estimated Purchase Price shall be paid by wire transfer of immediately available funds to an account designated by Seller. Seller shall provide wire instructions to Buyer at least five (5) Business Days prior to the Closing.

(ii)          Not later than five (5) Business Days prior to the anticipated Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth Seller’s good faith estimate and calculation, together with reasonable supporting detail, of (A) Working Capital, (B) any Capital Expenditure Adjustment, (C) the Closing Indebtedness, (D) any Commercial Growth Capex Adjustment, (E) any net adjustment (upward or downward) to the Base Price as a result of the foregoing (as updated pursuant to Section 2.1(b)(iii), the “Estimated Closing Adjustment Amount”) and (F) the resulting Estimated Purchase Price.

(iii)          During such five (5) Business Day period, Buyer shall be permitted to review the working papers of Seller and the Company and the Company Subsidiaries relating to the Estimated Closing Statement, and Seller shall make its (and the Company’s and Company Subsidiaries’ respective) representatives reasonably available to Buyer to discuss Seller’s calculations in the Estimated Closing Statement. If, in the period following delivery of the Estimated Closing Statement and prior to the Closing, Buyer disagrees with any portion of the Estimated Closing Statement (such disagreements, the “Buyer Disagreements”), Buyer and Seller shall cooperate in good faith to attempt to resolve such Buyer Disagreements and the Estimated Closing Adjustment Amount shall be (and be automatically deemed to be) updated as of Closing for any Buyer Disagreements as resolved by Buyer and Seller. If Buyer and Seller fail to resolve any Buyer Disagreements, the Estimated Closing Adjustment Amount shall be (and be automatically deemed to be) updated as of Closing to reflect Seller’s position in respect of any Buyer Disagreements.

(c)          Adjustments to the Base Price.

(i)          The Base Price shall be adjusted as follows:

(A)          increased, dollar for dollar, by the total amount by which the Working Capital is greater than the Target Working Capital or decreased, dollar for dollar, by the total amount by which the Working Capital is less than the Target Working Capital; provided that, in each case to the extent fully repaid and discharged at the Closing by Seller with proceeds of the Purchase Price, Working Capital borrowings under the Revolving Credit Facility and interest accrued with respect to any Indebtedness fully repaid and discharged at Closing by Seller with proceeds of the Purchase Price shall be deemed to be zero for the purposes of this clause (A);

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(B)          increased, dollar for dollar, by the total amount that actual aggregate Capital Expenditures, excluding any Commercial Growth Capex, by the Regulated Utility Subsidiaries from November 1, 2018 through the Measurement Time exceed the Budgeted Capital Expenditure Amount, or decreased, dollar for dollar, by the total amount that actual aggregate Capital Expenditures, excluding any Commercial Growth Capex, by the Regulated Utility Subsidiaries from November 1, 2018 through the Measurement Time are less than the Budgeted Capital Expenditure Amount for such period (a “Capital Expenditure Adjustment”);

(C)          increased, by an amount (a “Commercial Growth Capex Adjustment”) equal to (x) two times (2X) the amount of any Commercial Growth Capex by the Regulated Utility Subsidiaries from November 1, 2018 through the Measurement Time to the extent such Commercial Growth Capex (and the amount thereof) was approved in writing by Buyer in accordance with this Agreement, plus (y) the amount of Commercial Growth Capex by the Regulated Utility Subsidiaries from November 1, 2018 through the Measurement Time to the extent such Commercial Growth Capex was made in accordance with this Agreement without Buyer’s prior written approval (it being understood and agreed, for the avoidance of doubt, that the Commercial Growth Capex Adjustment shall be calculated without duplication and no Commercial Growth Capex shall be included in both clause (x) and clause (y)); and

(D)          decreased, dollar for dollar, by the aggregate amount of Closing Indebtedness.

(ii)          As promptly as practical, but in no event later than forty-five (45) days after the Closing, Buyer shall prepare and deliver to Seller a draft of a schedule reflecting Buyer’s calculation of the value of the adjustment amounts in subsection (i) above (the “Preliminary Closing Adjustment Schedule”).

(iii)          Within forty-five (45) days following the receipt by Seller of the Preliminary Closing Adjustment Schedule, Seller shall review the Preliminary Closing Adjustment Schedule. During such time, Seller shall be permitted to review the working papers of Buyer relating to the Preliminary Closing Adjustment Schedule and shall have such reasonable access to Buyer’s personnel as may be reasonably necessary to permit Seller to review in detail the manner in which the schedule was prepared. Buyer shall cooperate with Seller in facilitating such review. All items of the Preliminary Closing Adjustment Schedule which are not objected to by Seller (by written notice to Buyer specifying such items and the reasons therefor in reasonable detail) by the expiration of such forty-five (45) day period shall be deemed agreed upon by the Parties and shall be deemed final, binding and conclusive for purposes of the Final Closing Adjustment Amount.

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(iv)          Seller and Buyer shall attempt to resolve any disputed items which Seller notified Buyer of pursuant to subsection (iii) above (the “Disputed Items”) within thirty (30) days after Buyer receiving such notice from Seller. If during such thirty (30) day period any Disputed Items cannot be resolved, Seller and Buyer shall, within ten (10) days thereafter, cause the Independent Accounting Firm to promptly review this Agreement and the remaining Disputed Items for purposes of resolving the Disputed Items in accordance with this Agreement and calculating the Final Closing Adjustment Amount. In making such calculation, the Independent Accounting Firm shall make a determination only of Disputed Items not resolved by Seller and Buyer and in the case of all other items shall use the amounts which are agreed (or deemed agreed) upon by Seller and Buyer. The Independent Accounting Firm shall deliver to Seller and Buyer, as promptly as practicable, but in no event later than thirty (30) days after the date such Disputed Items are submitted to the Independent Accounting Firm, a report setting forth its resolution of the remaining Disputed Items (which shall be within the range of dispute in respect of each Disputed Item) and its calculation of the Final Closing Adjustment Amount, which report shall be final and binding upon the Parties hereto. The cost of such review and report shall be borne by the Party against whom the disagreement is in large part resolved or, if the resolution does not substantially favor any Party, such costs shall be borne equally by Seller and Buyer. In all events, the Independent Accounting Firm shall determine the assessment of such costs.

(v)          The amount reflected on the Preliminary Closing Adjustment Schedule agreed to by the Parties or as calculated by the Independent Accounting Firm pursuant to subsection (iv) above, as the case may be, shall be the “Final Closing Adjustment Amount,” which shall be conclusive for all purposes of this Agreement. If the Final Closing Adjustment Amount is greater than the Estimated Closing Adjustment Amount (treating, for these purposes, any net adjustment upward to the Base Price as a positive number and any net adjustment downward to the Base Purchase as a negative number), (A) Buyer shall promptly pay or cause to be paid to Seller, in the manner and with interest as provided herein, the amount of the absolute value of such difference and (B) Buyer and Seller shall execute and deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to disburse any funds in the Escrow Account to Seller. If the Final Closing Adjustment Amount is less than the Estimated Closing Adjustment Amount (treating, for these purposes, any net adjustment upward to the Base Price as a positive number and any net adjustment downward to the Base Purchase as a negative number), Seller shall promptly pay or cause to be paid to Buyer, in the manner and with interest as provided herein, the amount of the absolute value of such difference, including that Buyer and Seller shall execute and deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to disburse funds from the Escrow Account to Buyer equal to the lesser of (x) such amount and (y) the total funds then in the Escrow Account; provided, that if the total funds then in the Escrow Account exceed such amount, Buyer and Seller shall also execute and deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to disburse such excess from the Escrow Account to Seller. Any payments pursuant to this Section 2.1(c)(v) shall be made within five (5) Business Days after the determination of the Final Closing Adjustment Amount and shall be made by wire transfer of immediately available funds to the account of Buyer or Seller, as the case may be, as may be designated by the Party receiving payment.

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(vi)          The amount of any payment to be made pursuant to any provision of this Section 2.1(c) shall bear interest from and including the Closing Date but excluding the date of payment, computed on the basis of the average LIBOR Rate over such period. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred sixty-five (365) days and the actual number of days for which interest is due.

(vii)          Seller and Buyer each agree to treat, and to cause its Affiliates to treat, any payment made pursuant to this Section 2.1(c) as an adjustment to the Purchase Price for all Tax purposes, to the maximum extent permitted by applicable Law (except for the portion of any payment which constitutes interest under Section 2.1(c)(vi), which portion shall be treated as interest for Tax purposes, to the maximum extent permitted by applicable Law).

(d)          Withholding. Buyer shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or any other applicable state, local or foreign applicable law; provided that Buyer shall provide prompt written notice to Seller in the event Buyer determines it is required to withhold amounts pursuant to this Section 2.1(d) and reasonably cooperate with the Seller in good faith to attempt to reduce any amounts that would otherwise be deducted and withheld pursuant to this Section 2.1(d). To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as otherwise disclosed in the disclosure schedules delivered by Seller to Buyer on the date hereof (the “Seller Disclosure Schedule”) corresponding to the particular section or subsection contained in this Article III (it being understood that disclosure for one section shall be deemed to be disclosure for any other section as to which the applicability is reasonably apparent from the face of the disclosure), Seller represents and warrants to Buyer that, as of the date hereof and as of the Closing Date (except where such representation or warranty is expressly made as of another specific date), as follows:

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Section 3.1           Organization and Power.

(a)          Seller is a limited liability company duly formed and validly existing and in good standing under the laws of Delaware. Seller has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as now conducted. Seller is duly qualified or licensed to do business in each jurisdiction where the nature of the business conducted by it or the character or location of its assets and the actions to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          Each of the Company and each Company Subsidiary is a limited liability company or corporation duly formed or incorporated, validly existing and in good standing under the laws of the jurisdiction of formation or incorporation. Each of the Company and each Company Subsidiary has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business in each jurisdiction where the nature of the business conducted by it or the character or location of its assets and the actions to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)          Seller has delivered to Buyer each of the certificates of formation or incorporation, bylaws and limited liability company operating agreements (including amendments thereto) of each of Seller, the Company and the Company Subsidiaries and the same are true and correct as amended through the date hereof and are in full force and effect. None of Seller, the Company or the Company Subsidiaries is in violation of any provision of its respective organizational or governing documents in any material respect.

(d)          Each of Seller, the Company and LDC Holdings are special purpose entities formed for the sole purpose of holding, directly or indirectly, the membership interests and capital stock of PNG and the PNG Subsidiaries and activities ancillary thereto. None of Seller, the Company and LDC Holdings has engaged in any business activities or conducted any operations or has any assets or Liabilities, other than to the extent arising out of or ancillary to (i) the ownership of PNG and the PNG Subsidiaries and (ii) the Transactions.

Section 3.2           Authorization; Validity.

(a)          Seller has all necessary limited liability company right, power, capacity and authority to execute and deliver this Agreement and the Ancillary Agreements, and to consummate the Transactions, and no other limited liability company actions on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the Transactions.

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(b)          This Agreement has been, and each of the Ancillary Agreements will be at or prior to the Closing, duly executed and delivered by Seller and constitutes, and each Ancillary Agreement when so executed and delivered will constitute, the valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.3           No Conflict. The execution, delivery and performance by Seller of this Agreement and all other documents and instruments contemplated hereby and, the consummation by Seller of the Transactions, will not (a) violate, conflict with or result in a breach of any provisions of the certificate or articles of incorporation, bylaws, operating agreement, or certificate of formation, of Seller, the Company or any Company Subsidiary, (b) subject to the receipt of the Seller Required Approvals, violate any Law applicable to Seller, the Company or any Company Subsidiary, or any Governmental Order or Permit applicable to Seller, the Company or any of the Company Subsidiaries, or (c) breach, violate or conflict with, constitute a default (or an event that with notice or lapse of time or both would become a default), or give rise to any right of termination, acceleration or cancellation of, or require the consent of, notice to, or filing with, any third Person, or result in a loss of rights, in each case under, any Material Contract, except, in the case of clauses (b) and (c) above, for such violations, conflicts or defaults as would not have or would reasonably be expected to result in a Material Adverse Effect.

Section 3.4           Capitalization.

(a)          Schedule 3.4(a) sets forth the ownership structure of the Company and the Company Subsidiaries and lists each Company Subsidiary and its jurisdiction of formation or incorporation.

(b)          Seller owns of record and beneficially all of the Company Interests. The Company, directly or indirectly, owns of record and beneficially all of the authorized, issued and outstanding limited liability company membership interests or capital stock of the Company Subsidiaries. There are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase, repurchase, redeem or otherwise acquire any equity interests of or in the Company or any Company Subsidiary, (ii) no commitments on the part of the Company or any Company Subsidiary to issue, deliver or sell membership interests, subscriptions, warrants, options, convertible securities or other similar rights, and (iii) no equity securities of the Company or any Company Subsidiary reserved for issuance for any such purpose. Neither the Company nor any Company Subsidiaries has any obligation (contingent or other) to purchase, redeem or otherwise acquire any of their respective equity securities. Except for this Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of the Company or any Company Subsidiary. Except as set forth on Schedule 3.4(b), neither the Company nor any Company Subsidiary owns any equity interests in, or has made (or committed to make) any loan (excluding ordinary course trade payables or advances to employees) to or investment of equity or debt capital in, any other Person.

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(c)          All of the Company Interests and all limited liability company membership interests of the Company Subsidiaries other than Delta have been and at Closing shall be, and all outstanding capital stock of Delta have been and at Closing shall be (i) duly authorized, validly issued and fully paid and non-assessable, (ii) issued without violation of applicable securities Laws or any preemptive, subscription or similar rights, and (iii) free and clear of all Liens other than Liens securing the Closing Indebtedness that will be released at Closing without further Liability or under the Existing Notes or Existing Note Purchase Agreements listed on Schedule 1.1(c).

Section 3.5           Financial Statements.

(a)          Seller has delivered to Buyer the following (collectively, the “Financial Statements”): (i) audited consolidated balance sheets of LDC Holdings and PNG as at December 31, 2017, 2016 and 2015, and unaudited consolidated balance sheets of LDC Holdings and PNG as at June 30, 2018, (ii) audited consolidated statements of income and cash flows of LDC Holdings and PNG for each of the years ended December 31, 2017, 2016 and 2015 and unaudited consolidated statements of income and cash flows of the LDC Holdings and PNG for the six-month period ended June 30, 2018 and 2017, (iii) audited consolidated balance sheets of the Company and LDC Holdings II, LLC (predecessor in interest by merger to LDC Holdings) as at December 31, 2016 and 2015, (iv) audited consolidated statements of income and cash flows of the Company and LDC Holdings II, LLC (predecessor in interest by merger to LDC Holdings) for each of the years ended December 31, 2016 and 2015, (v) audited consolidated balance sheets of Seller as at December 31, 2017 and 2016, and an unaudited consolidated balance sheet of Seller as at June 30, 2018, (v) audited consolidated statements of income and cash flows of Seller for each of the years ended December 31, 2017 and 2016, and unaudited consolidated statements of income and cash flows of Seller for the six-month period ended June 30, 2018. Except as set forth on Schedule 3.5 and except for the notes that would be required under U.S. GAAP and for the absence of year-end audit adjustments in the case of the June 30, 2018 statements, which adjustments would not, individually or in the aggregate, be material, the Financial Statements have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered thereby, and fairly present in all material respects the financial condition of Seller, the Company or applicable Company Subsidiaries purported to be covered thereby, as of the dates thereof and the results of their respective operations and the changes in their respective cash flows for the periods covered thereby. Except as set forth on Schedule 3.5, the Company and the Company Subsidiaries have no Liability or obligation (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, is material to the Company or the Company Subsidiaries, taken as a whole, other than (i) Liabilities reflected or reserved against in the latest balance sheet of LDC Holdings included in the Financial Statements, (ii) Liabilities or obligations that have arisen since December 31, 2017 in the ordinary course of business, (iii) Liabilities or obligations incurred in accordance with the terms of this Agreement, or (iv) Liabilities or obligations incurred in connection with Indebtedness that shall be repaid in full on or prior to Closing (other than arising as a result of a result of a breach or default thereunder).

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(b)          The Company has in place systems and processes that are customary and adequate for a company at the same stage of development as the Company and the Company Subsidiaries and that are designed to provide reasonable assurances regarding the reliability of the Financial Statements. None of the Company, Company Subsidiaries or, to the Knowledge of Seller, any of their respective employees, auditors, accountants or representatives has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the material inadequacy of such systems and processes or the material accuracy or integrity of the Financial Statements. There have been no instances of fraud by the Company or any Company Subsidiary that occurred during any period covered by the Financial Statements. During each of the periods covered by the Financial Statements, the Company’s or any of the Company Subsidiaries’ external auditor for such period was independent of the Company and its Affiliates and its and their respective management.

Section 3.6           Compliance with Law; Proceedings.

(a)          Except as set forth on Schedule 3.6(a), the Company and each Company Subsidiary is, and at all times during the last three (3) years has been, in compliance with all Laws, Permits and Governmental Orders (including privacy and security policies) applicable to it or its assets, properties or business except for such non-compliance as would not, or would not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.6(a), the Company and each Company Subsidiary has all Permits necessary to own, lease or otherwise hold their properties and assets and to conduct their businesses as currently conducted, except where the failure to obtain the same would not have or would reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.6(a), and except as would not result in, or would not reasonably be expected to result in a Material Adverse Effect, (i) each Permit is in full force and effect in accordance with its terms, (ii) none of Seller, the Company or the Company Subsidiaries has received any written notification from any Governmental Entity alleging that it is in default or violation in any respect any Permits, other than any such defaults or violations that have been cured, waived or would not reasonably be expected to result in a Material Adverse Effect, (iii) there is no outstanding written notice, nor to Seller’s Knowledge, any other notice of revocation, cancellation, termination, suspension, material limitation or restriction of any Permit, and (iii) there are no proceedings (including rate cases) pending or, to Seller’s Knowledge, threatened that seek the revocation, cancellation, termination, suspension, material limitation or restriction of any Permit.

(b)          Except as set forth on Schedule 3.6(b), there are no (i) Actions pending or, to Seller’s Knowledge, threatened, or (ii) investigations pending or, to Seller’s Knowledge, threatened, against the Company or any Company Subsidiary, at law or in equity, or before or by any Governmental Entity which would, or would reasonably be expected to, result in a Material Adverse Effect. Neither the Company nor any Company Subsidiary is in default with respect to, or in violation of, any Governmental Order or Permits, except for defaults and violations which would not or would not reasonably be expected to result in a Material Adverse Effect.

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Section 3.7           Tax Matters. Except as disclosed on Schedule 3.7:

(a)          The Company is classified as a corporation for U.S. federal income Tax purposes and has been classified as such since the date of its formation. Delta is classified as a corporation for U.S. federal income Tax and has been classified as such since the date of its formation. Each Company Subsidiary other than Delta is validly classified as a disregarded entity for U.S. federal income Tax purposes pursuant to Treasury Regulation Section 301.7701-2(c)(2)(i) and has been classified as such since the date of its formation, and no election has been filed by either Company requesting an alternative classification for U.S. federal income Tax purposes.

(b)          (i) All material Tax Returns required to be filed by the Company or any Company Subsidiary have been timely filed; (ii) all such Tax Returns are true, correct and complete in all material respects; (iii) all material Taxes required to have been paid by the Company or any Company Subsidiary, or that could give rise to a Lien (other than a Permitted Tax Lien) on the assets of the Company or any Company Subsidiary have been timely paid or has been properly reflected on the Financial Statements in accordance with U.S. GAAP; and (iv) all material Taxes required to have been withheld by such Person have been timely withheld, and such withheld Taxes have been timely paid to the proper Governmental Entity.

(c)          (i) No written agreement waiving or extending, or having the effect of waiving or extending, the statute of limitations for the period of assessment or collection of any Taxes of the Company or any Company Subsidiary, which statute or period has not expired, and no power of attorney with respect to any such Taxes that remains in effect, has been filed or entered into by the Company or any Company Subsidiary with any Governmental Entity; (ii) the time for filing any material Tax Return of the Company or any Company Subsidiary, has not been extended to a date later than the date of this Agreement; (iii) there are no audits, claims, examinations, investigations or assessments regarding material Taxes pending against the Company or any Company Subsidiary or, to the Knowledge of the Seller, threatened or contemplated; (iv) no Governmental Entity has asserted in writing, or to the Knowledge of Seller, orally, any deficiency or claim with respect to material Taxes or any material adjustments to Taxes against the Company or any Company Subsidiary that is pending or has not been properly reflected on the Financial Statements in accordance with U.S. GAAP and (v) no written claim has been made by a Governmental Entity in a jurisdiction where the Company and the Company Subsidiaries do not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(d)          There are no Liens for Taxes on any asset of the Company or any Company Subsidiary, except for Liens for Taxes not due or delinquent or which are being contested in good faith by appropriate proceedings, and for which adequate reserves have been established in accordance with U.S. GAAP (“Permitted Tax Liens”).

(e)          Neither the Company nor any Company Subsidiary has ever been a member of an “affiliated group filing a consolidated, joint, unitary or combined Tax Return (other than the “affiliated group” as defined in Code section 1504(a) the common parent of which is the Company). Neither the Company nor any Company Subsidiary is a party to or has any obligation under any Tax sharing, Tax indemnification, or Tax allocation agreement or similar contract or arrangement (other than any customary commercial contract entered into in the ordinary course of business the principal subject of which is not Taxes). Neither the Company nor any Company Subsidiary has any Liability for the Taxes of any other Person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by agreement (whether oral or written), under Law, or otherwise.

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(f)          Neither the Company nor any Company Subsidiary has participated in, or has any liability or obligation resulting from, any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local, or foreign Law).

(g)          Neither the Company nor any Company Subsidiary will be required to include any material amounts in income, or exclude any material items of deduction, in a taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date, (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Law) executed on or prior to the Closing Date, (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax Law) or (vi) an election under Section 108(i) of the Code (or any corresponding or similar provision of state or local income Tax Law).

Section 3.8           Material Contracts. The Contracts listed on Schedule 3.8(a) constitute all of the Material Contracts (which Schedule 3.8(a) may be updated by Seller by written notice delivered to Buyer at least five (5) Business Days prior to Closing to reflect additional Material Contracts entered into following the date hereof in accordance with Section 5.5). Seller has made available to Buyer true and complete copies of each Material Contract. Except as otherwise set forth on Schedule 3.8(b): (i) each Material Contract is valid, binding and in full force and effect on the Company or Company Subsidiary that is named as a party thereto, and to Seller’s Knowledge, on any other named party to any Material Contract, and is enforceable by each of the Company or relevant Company Subsidiary in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law), (ii) the Company or Company Subsidiary that is a party to such Material Contract has performed, in all material respects, the obligations required to be performed by such Person under each Material Contract and is not in material default under or material breach or violation of any such Material Contract, and (iii) to Seller’s Knowledge, there has not occurred a material violation of, or material default or breach by any other party under any Material Contract. Neither the Company nor LDC Holdings are party to any material Contract.

Section 3.9           Consents and Approvals. Subject to the receipt of the Seller Required Approvals and Seller Consents listed on Schedule 3.9, no registration or filing with, or consent or approval of or other action by, any Governmental Entity or any other Person is, or will be, necessary for the valid execution, delivery and performance by Seller of this Agreement or the Ancillary Agreements or the consummation of the Transactions, including without breaching, violating or conflicting with, constituting a default (or triggering an event that with notice or lapse of time or both would become a default) under, or giving rise to any right of termination, acceleration or cancellation of or requiring the consent of, notice to or filing with any third Person pursuant to any of the terms or provisions of any Contract to which the Company or any Company Subsidiary is a party or by which any property or asset of the Company or any Company Subsidiary is bound, or resulting in a loss of rights under, any applicable Law or Material Contract, except where the failure to make or obtain such registrations, notice, filings, consents or approvals would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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Section 3.10         Brokers. Neither Seller nor any Affiliate thereof has any contract, arrangement or understanding with any investment banking firm, broker, finder or similar intermediary or financial advisor with respect to the Transactions except for Morgan Stanley & Co. LLC, whose fees and expenses shall be borne by Seller.

Section 3.11         Labor Matters.

(a)          Schedule 3.11(a) lists the collective bargaining agreements and any other Contracts with a labor union or other labor organization to which the Company or any Company Subsidiary is party or is subject (together with any amendments thereto, each, a “Collective Bargaining Agreement,” and collectively, the “Collective Bargaining Agreements”). The Collective Bargaining Agreements constitute the only collective bargaining agreements and any other material Contracts with a labor union or other labor organization to which the Company or any Company Subsidiary is a party or is subject, and, except as set forth in Schedule 3.11(a), no other such agreement is presently being negotiated. There are no pending petitions or proceedings or, to Seller’s Knowledge, campaigns being conducted to authorize representation of any employees of the Company or any Company Subsidiary by any labor union or other labor organization, and no such petition, proceeding, or campaign has been pending or conducted within the past three (3) years.

(b)          Except as set forth on Schedule 3.11(b), the Company and each Company Subsidiary (i) is in compliance in all material respects with the Collective Bargaining Agreements, (ii) has no pending or, to Seller’s Knowledge, threatened unfair labor practice charge or complaint, or any other charge or claim against the Company or any Company Subsidiary brought or filed with the National Labor Relations Board, (iii) has no grievance or arbitration proceeding pending against them that arise out of or under any Collective Bargaining Agreement and (iv) is not currently experiencing, has not experienced within the past three (3) years, and have received no current threat of, any strike, work stoppage, slowdown, layoff, lockout, or other material labor dispute, in each case, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)          Neither the Company nor LDC Holdings has or has ever had any employees.

(d)          No Action by or on behalf of any employee, prospective employee, former employee, labor organization or other employee representative is pending or, to Seller’s Knowledge, threatened, against the Company or any Company Subsidiary except as, if adversely decided, would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. The Company and each Company Subsidiary is in material compliance with all applicable Laws regarding employment, employment practices and standards, terms and conditions of employment, employee and contractor classification, wages and hours, compensation, benefits, and the termination of employment, including any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (or similar laws).

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Section 3.12         ERISA.

(a)          Schedule 3.12(a) contains a true and correct list of each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each employment, consulting, change in control, bonus (including retention and transaction bonuses), deferred compensation, incentive compensation, equity and equity-based awards, stock purchase, stock option, severance or termination pay, excess or supplemental benefit, vacation or fringe benefit plan, hospitalization or other medical, life or other insurance, group insurance, welfare benefit, profit-sharing, pension, or retirement plan, policy, program, agreement or arrangement, and each other employee benefit plan, policy program, agreement or arrangement (i) maintained or contributed to or required to be contributed to by the Company or any Company Subsidiary or maintained by an ERISA Affiliate under which the Company or any Company Subsidiary has any liability or (ii) under which any Company Employee or person formerly employed as a Company Employee (a “Former Employee”) or other service provider to the Company or a Company Subsidiary, which service provider is a natural person or their respective dependents or beneficiaries has any present or future right to payments or benefits (collectively, the “Employee Plans”). Neither the Company nor LDC Holdings sponsors or maintains any “employee benefit plan” (as defined in Section 3(3) of ERISA).

(b)          With respect to each material Employee Plan (other than any union sponsored VEBA), Seller has made available to Buyer correct and complete copies of each of the following documents, to the extent in the possession of the Company or Company Subsidiaries: (i) the Employee Plans, including amendments; (ii) the annual report and actuarial report, if required under ERISA or the Code, for the two most recently completed plan years; (iii) the most recent Summary Plan Description, if required under ERISA; (iv) if any Employee Plan is funded through a trust or other funding vehicle, the trust or other funding agreement and the two most recent financial statements thereof; and (v) the most recent determination letter, opinion letter, or advisory letter, as applicable, received from the Internal Revenue Service with respect to each Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(c)          With respect to any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Company or Company Subsidiaries has any liability (including by reason of having an ERISA Affiliate) or contributes (or has at any time within the past 6 plan years contributed or had an obligation to contribute): (i) none of the Company or its Subsidiaries has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied (including by reason of having an ERISA Affiliate), and (ii) no such multiemployer plan is insolvent (as defined in Section 4245 of ERISA), or is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

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(d)          Each Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is the subject of a favorable determination letter, opinion letter, or advisory letter, as applicable, from the Internal Revenue Service as to its qualification and, nothing has occurred, whether by action or failure to act, that could reasonably be expected to result in disqualification of such Employee Plan.

(e)          Except as set forth in Schedule 3.12(e) each Employee Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including ERISA and the Code. There are no pending or, to Seller’s Knowledge, threatened claims by or on behalf of any of the Employee Plans, by any employee or beneficiary covered under any Employee Plan as such or otherwise involving any Employee Plan (other than routine claims for benefits).

(f)          With respect to each Employee Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, which are set forth on Schedule 3.12(f): (i) no such Employee Plan has failed to satisfy the minimum funding standard (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) applicable to such Employee Plan, whether or not waived and no application for a waiver of the minimum funding standard with respect to any such Employee Plan has been submitted; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (iii) no such Employee Plan has any unsatisfied liability under Title IV of ERISA (other than for premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) under Title IV of ERISA that are due but not yet delinquent); (iv) the PBGC has not instituted proceedings to terminate any such Employee Plan, and no event or condition has occurred that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Employee Plan; (v) neither the Company nor the Company Subsidiaries has engaged in any transaction described in Section 4069 or Section 4204 of ERISA; and (vi) no such Employee Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code).

(g)          Except as set forth on Schedule 3.12(g), the consummation of the transactions contemplated by this Agreement, whether alone or together with any other event that standing alone would not trigger such benefits, is not reasonably expected to (i) entitle any Company Employee, Former Employee, director or independent contractor to severance pay or any other payment, (ii) accelerate the time of payment, funding or vesting or increase the amount of compensation due any Company Employee, Former Employee, director or independent contractor, (iii) limit or restrict the right of Buyer to merge, amend or terminate any Employee Plan or (iv) result in payments under any Employee Plan which would not be deductible under Section 280G of the Code or subject to an excise tax under Section 4999 of the Code.

(h)          Except as set forth in Schedule 3.12(h), no Employee Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to any Former Employee or to any Company Employee beyond his retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) intended to be qualified under Section 401(a) of the Code, or (iii) benefits the full costs of which are borne by the Former Employee, Company Employee or his respective beneficiary.

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Section 3.13         Properties.

(a)          Schedule 3.13 sets forth a true and complete list of all Company Real Property. Except as, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Material Adverse Effect, the Company or a Company Subsidiary has good, valid and marketable title to all Company Owned Real Property and has good and valid leasehold title to or holds valid rights to lease or otherwise use, occupy, operate or access all Company Leased Real Property, in each case free and clear of all Liens, except Permitted Liens. There is no pending or, to Seller’s Knowledge, any threatened condemnation, eminent domain or administrative actions affecting any Pipelines and Facilities, any Company Leased Real Property, Company Owned Real Property or any portion thereof, except as would not have and would not reasonably be expected to have a Material Adverse Effect.

(b)          Except as, individually or in the aggregate, would not have and would not reasonably be expected to have a Material Adverse Effect, (i) each Company Lease is a valid and binding obligation of the parties thereto in full force and effect and enforceable in accordance with its terms; and (ii) there exists no default or breach under any Company Lease and no event has occurred that with notice or the passage of time, or both, would constitute a default under any Company Lease.

(c)          Except as, individually or in the aggregate, would not have and would not reasonably be expected to have a Material Adverse Effect and except for Permitted Liens, each of the Company and each of the Company Subsidiaries, in respect of all of its properties, assets and other rights that do not constitute the Company Leased Real Property or Company Owned Real Property (other than Intellectual Property), (i) has good and valid title thereto free and clear of all Liens (other than Permitted Liens) and (ii) owns, has valid leasehold interests in or valid contractual rights to use, all of such properties, assets and other rights, tangible and intangible (other than Intellectual Property), used by its business.

(d)          The Company Owned Real Property and the Company Leased Real Property are the only real property or interests in real property that is necessary or material to the conduct of the business of the Company and the Company Subsidiaries.

(e)          Neither the Company nor LDC Holdings owns or holds any interest in any real property.

Section 3.14         Insurance. Schedule 3.14 sets forth a true, correct and complete list of all material insurance policies that the Company or any Company Subsidiary holds or of which any of the Company or any Company Subsidiary is the beneficiary (the “Insurance Policies”), and sets forth the line of coverage, carrier, limits, deductibles, premiums, and date of expiration for each Insurance Policy. Seller has made available to Buyer a true, correct and complete copy of each Insurance Policy. Each Insurance Policy is in full force and effect, and no written notice of any pending or threatened termination of any such Insurance Policy has been received by Seller or any of its Affiliates (including the Company or any Company Subsidiary). All premiums due with respect to the Insurance Policies have been timely paid. The Company and each Company Subsidiary is insured in amounts no less than as required by applicable Law or as required by Contract. Except as set forth in Schedule 3.14, in the past three (3) years, there have not been any claims individually exceeding $100,000 made under the Insurance Policies and there is no material claim pending as to which coverage has been questioned, denied or disputed by the underwriter of such policy.

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Section 3.15         Compliance With Environmental Laws. Except as set forth on Schedule 3.15, (a) the Company and each Company Subsidiary is in compliance with all, and has not violated any, applicable Environmental Laws except for such non-compliance as would not, or would not reasonably be expected to result in a Material Adverse Effect, (b) except as would not, or would not reasonably be expected to result in a Material Adverse Effect, (i) the Company and each Company Subsidiary has all Permits necessary under applicable Environmental Laws (“Environmental Permits”) to own, lease or otherwise hold their properties and assets and to conduct their business as currently conducted, (ii) each Environmental Permit is in full force and effect in accordance with its terms, (iii) there is no outstanding written notice or, to Seller’s Knowledge, any other notice of revocation, cancellation, termination, adverse modification or non-renewal of any Environmental Permit, and (iv) there are no proceedings pending or, to Seller’s Knowledge, threatened that seek the revocation, cancellation, termination, material limitation, restriction or adverse modification of any Environmental Permit, (c) no written notice of any violation of, or any liability under, Environmental Laws relating to the operations or properties of the Company or any Company Subsidiary, has been received by the Company or the Company Subsidiaries, except for such matters as would not, or would not reasonably be expected to result in a Material Adverse Effect, (d) there are no writs, injunctions, decrees, orders or judgments outstanding, or any Actions, suits, claims, proceedings or investigations pending or, to Seller’ Knowledge, threatened, relating to non-compliance by the Company or any Company Subsidiary with or liability of the Company or any Company Subsidiary under or relating to applicable Environmental Laws, except for such matters as would not, or would not reasonably be expected to, result in a Material Adverse Effect, (e) Hazardous Substances have not been Released or threatened or arranged to be Released by the Company or any of the Company Subsidiaries, and Hazardous Substances have not been otherwise Released or threatened to be Released at any of the Company Real Property or any other property or facility currently or formerly owned or operated by the Company or any of the Company Subsidiaries, in a manner or condition that would reasonably be expected to give rise to liability the Company or any of the Company Subsidiaries under or relating to any applicable Environmental Laws, except in each case as would not, or would not reasonably be expected to result, in a Material Adverse Effect, and (f) except as would not, or would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Company and the Company Subsidiaries has assumed or provided indemnity against any liability of any other Person under or relating to any Environmental Laws.

Section 3.16         Intellectual Property.

(a)          Schedule 3.16(a) sets forth a correct and complete list of all material Intellectual Property applications and registrations owned by the Company or any Company Subsidiary (excluding non-exclusive licenses (where the Company or any Company Subsidiary is licensee) to any off-the-shelf software which is readily available for license or purchase that involve payment of less than One Million Dollars ($1,000,000)). The Company and the Company Subsidiaries own or have a right to use all Intellectual Property necessary to the conduct of the businesses of the Company and the Company Subsidiaries taken as a whole as now being conducted (the “Company IP”), except where the failure to own or have the right to use such Intellectual Property, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Material Adverse Effect.

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(b)          Except as would not have and would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, (i) the conduct of the businesses of the Company and the Company Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property of any third party, and (ii) there is no pending or, to the Knowledge of the Seller, threatened suit, action, proceeding or written claim asserted by a third party challenging the ownership, validity or enforceability of any Company IP owned by Company or a Company Subsidiary or alleging infringement or misappropriation by the Company or a Company Subsidiary of such third party’s Intellectual Property rights. To the Knowledge of the Seller, no third party is misappropriating or infringing any material Intellectual Property owned by the Company or any of the Company Subsidiaries.

(c)          Except as would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, the Company and the Company Subsidiaries have taken reasonable actions to protect (i) the confidentiality of all material trade secrets included in the Company IP and (ii) the integrity, continuous operation and security of the software, networks, systems and other information technology assets (collectively, the “IT Assets”) used by the Company and the Company Subsidiaries (and all data collected or processed thereby or stored therein), and there have been no violations, breaches or unauthorized uses of, or accesses to same.

Section 3.17         Absence of Change. Except as set forth on Schedule 3.17 or (solely in the case of clauses (a) and (c)) as expressly contemplated by this Agreement, since December 31, 2017, each of the Company and the Company Subsidiaries (a) has conducted its activities in the ordinary course of business, consistent with past practice, (b) has not suffered any change in business, condition (financial or otherwise) or results of operations that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, and (c) has not taken any of the following actions (except, solely following the date hereof, with the written consent of Buyer):

(i)           sell, transfer, assign, dispose of, convey, abandon, allow to lapse or expire or otherwise encumber any of its material assets or properties, other than sales or dispositions in the ordinary course of business (including, without limitation, sales or dispositions pursuant to gas purchase or sale contracts), sales or dispositions of obsolete or surplus assets, sales or dispositions in connection with the normal repair and/or replacement of assets or properties, or sales or dispositions in accordance with any Material Contract; provided that that the Company and the Company Subsidiaries shall be permitted to declare and distribute cash dividends or other cash distributions to Seller, after which the Company and the Company Subsidiaries shall remain solvent on a consolidated basis and capable of operating in the ordinary course, and to settle, service or repay any related-party obligations;

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(ii)          create any Lien on any of its assets, except (A) if such Lien shall be released as of Closing or (B) a Permitted Lien;

(iii)          make, or make any commitment for, any material capital expenditure that (x) would reasonably be expected to be made on or following the Closing Date, other than (A) capital expenditures in the ordinary course consistent with the Capital Expenditures Budget or, with respect to periods not covered by the Capital Expenditures Budget, consistent with past practice and (B) capital expenditures reasonably required as a result of any force majeure, emergency event or otherwise required by applicable Law or (y) would constitute Commercial Growth Capex that, individually or in the aggregate with other Commercial Growth Capex (but excluding any Commercial Growth Capex previously approved by Buyer hereunder) exceeds $250,000, unless Buyer shall have given its express prior written consent thereto, such consent not to be unreasonably withheld or delayed;

(iv)          amend, terminate or assign, or waive any material rights under, any Material Contract, other than terminations or assignments or waivers in the ordinary course which would not reasonably be expected to be material to the Company and Company Subsidiaries taken as a whole;

(v)          incur any obligation or liability for borrowed money (“Indebtedness”) other than (A) Indebtedness to Affiliates incurred in the ordinary course of business consistent with past practice which will be extinguished at or prior to the Closing, (B) Indebtedness incurred in the ordinary course of business consistent with past practice and in accordance with a Material Contract or pursuant to Material Contracts otherwise expressly permitted to be entered into under this Agreement; provided, that the terms and conditions of such Indebtedness shall not (1) prohibit or restrict the Transactions or Financing or (2) include any restrictions on change of control or similar transactions, and (C) Indebtedness under the Revolving Credit Facility and Existing Note Purchase Agreements listed on Schedule 1.1(c) and any refinancings thereof;

(vi)          merge or consolidate with, or acquire any or all of the capital stock or assets of any other Person;

(vii)          assume, guarantee, endorse or otherwise become responsible for the obligations of any other Person, or make loans or advances, capital contributions to, or investments in, to any other Person, except in the ordinary course of business;

(viii)       (A) grant any increase in the compensation or benefits of any current or former Company Employees or directors except for non-executive level Company Employees in the ordinary course of business, consistent with past practice, or unless such action is required by any Employee Plan or any Collective Bargaining Agreement, (B) adopt or create any new Employee Plan or extend, modify or change in any material respect (except as may be required by applicable Law) any Employee Plan or terminate any existing Employee Plan, (C) grant any equity or equity-based awards, (D) except as permitted in clause (xviii) below, grant any retention, change in control, transaction, severance or termination pay to any current or former Company Employee or director (E) take any action to accelerate the vesting or payment of or to fund any benefit or payment to any current or former Company Employee or director (F) hire or terminate (other than for cause) any executive-level Company Employee;

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(ix)          enter into, amend, terminate (excluding any expiration in accordance with its terms) or waive any material term under any Contract with Affiliates of Seller or any Material Contract other than those executed in the ordinary course of business or consistent with regulatory arrangements;

(x)          alter in any material way the manner in which it has regularly and customarily maintained its books of account and records, except as may be required by applicable Law or professional standards;

(xi)          modify their public-facing privacy policies or operations of their IT Assets in any manner that is materially adverse to the business of the Company and the Company Subsidiaries, except as may be required to comply with applicable Law;

(xii)          issue, transfer, pledge, deliver or sell any equity interests or any securities or obligations convertible into or exchangeable for, or give any Person any right to acquire, any equity interests in the Company or any Company Subsidiary;

(xiii)        amend its articles of organization or limited liability company operating agreement;

(xiv)        split, combine or reclassify any equity interests or change its capitalization;

(xv)         adopt a plan of complete or partial liquidation or dissolution;

(xvi)        change or revoke any material election with respect to Taxes; prepare any Tax Return in a manner materially inconsistent with past practice (unless otherwise required by applicable Law), amend any Tax Return; enter into any closing agreement or other agreement with respect to material Taxes with any Governmental Entity; settle or compromise any material Tax liability, claim or assessment; make or surrender any material claim for a refund of Taxes; agree to an extension or waiver of the statute of limitations with respect to the assessment or collection of material Taxes; or seek any ruling or agreement from any Governmental Entity with respect to Taxes;

(xvii)       fail to maintain with financially responsible insurance companies insurance at substantially the same terms (including limits and deductibles) as is in effect on the date hereof;

(xviii)     enter into any employment agreements with employees (x) for positions above the “manager” or equivalent level, and for a period extending beyond the Closing or (y) including severance payments or any other type of compensation to be paid upon the occurrence of any change of control of the Company or any Company Subsidiary except as required in connection with the employment of any Person to fill a vacant position or retention bonuses paid prior to Closing to non-executive level employees, not to exceed $1,000,000 in the aggregate;

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(xix)        change, in any material respect, any method of financial accounting or accounting practice or policy used by the Company or the Company Subsidiaries, other than such changes required by applicable Law or U.S. GAAP, except to conform to a change in method of accounting or accounting practice or policy used by Seller;

(xx)         implement or announce any program of layoffs or reduction in force of employees of the Company or any Company Subsidiary;

(xxi)        recognize any union or other labor organization as the representative of any of the employees of the Company or any Company Subsidiaries, or enter into any new or amended collective bargaining agreement or any other Contracts with a labor union or other labor organization except as required by applicable Law;

(xxii)       pay, discharge, settle, satisfy, compromise or waive any Action or claim (absolute, accrued, asserted or unasserted, contingent or otherwise) (x) having a value in excess of One Million Dollars ($1,000,000) individually or Five Million Dollars ($5,000,000) in the aggregate, or (y) which would result in any material injunctive or non-monetary relief or would impose any material restrictions or obligations on the Company or any Company Subsidiary;

(xxiii)      engage in any new line of business;

(xxiv)      enter into any lease, license or similar Contract that should be capitalized in accordance with U.S. GAAP as in effect as of the date hereof; or

(xxv)       enter into an agreement or agree to do any of the things described in the foregoing clauses.

Section 3.18         Transactions with Affiliates. Except as set forth on Schedule 3.18, there are no material Contracts or other arrangements entered into by the Company or a Company Subsidiary, on the one hand, and Seller or any Affiliate of Seller (other than the Company or any Company Subsidiary) on the other hand.

Section 3.19         Regulatory Status.

(a)          Each of the Company and Company Subsidiaries are not subject to, or are otherwise exempt from, regulation with respect to Federal Energy Regulatory Commission (“FERC”) access to books and records under the Public Utility Holding Company Act of 2005 (“PUHCA 2005”). None of the Company or Company Subsidiaries is regulated as a “natural gas company” under the Natural Gas Act, and the assets of the Company and Company Subsidiaries are not regulated by the FERC as an interstate pipeline and are not subject to any FERC abandonment approval prior to disposition. Except as set forth in Schedule 3.19, none of the Company or Company Subsidiaries is regulated as a public utility, public service company or gas utility (or similar designation) or under applicable Law of any state or foreign nation.

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(b)          Except as, individually or in the aggregate, would not have and would not reasonably be expected to have a Material Adverse Effect, all filings required to be made by the Company or Company Subsidiaries since January 1, 2015, with any of the State Regulators or FERC, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related material documents, and all such filings complied, as of their respective dates, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder in all material respects.

Section 3.20         Anti-Corruption; OFAC. None of the Company or the Company Subsidiaries has, directly or indirectly, (a) taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any similar applicable anti-corruption or anti-bribery Laws applicable to the Company or the Company Subsidiaries in any jurisdictions other than the United States (in each case, as in effect at the time of such action), (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (c) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly or (d) made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. Each of the Company and Company Subsidiaries has been and is in compliance with all applicable economic sanctions laws and regulations, including all statutory and regulatory requirements of the laws implemented by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

Section 3.21         Capital Expenditures. Schedule 3.21 sets forth, as of August 31, 2018, all Capital Expenditures (and any other expenditures that have been capitalized in accordance with U.S. GAAP) spent from January 1, 2018 through August 31, 2018 in respect of each line item set forth on the Capital Expenditures Budget. To the Knowledge of the Seller, with respect to each line item in the Capital Expenditures Budget, the respective amounts contemplated therefor in the Capital Expenditures Budget are a reasonable and good faith estimate of the amounts anticipated to be spent as of the applicable dates indicated therein in connection with the Regulated Utility Subsidiaries.

Section 3.22         No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or any certificate delivered pursuant to this Agreement (or in any other Ancillary Agreement), neither the Company nor any other Person on behalf of the Company or any Company Subsidiary makes any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided by or on behalf of the Company or any Company Subsidiary. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Buyer or its respective representatives or Affiliates or any other Person, resulting from Buyer’s or its representatives’ or Affiliates’ or such other Person’s use of any information, documents, projections, forecasts or other material made available to Buyer or its representatives or Affiliates or such other Person, including any information made available in any electronic data room and maintained by or on behalf of Seller for purposes of the Transactions, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Seller or in any other form in connection with the Transactions contemplated by this Agreement, unless and to the extent any such information is included in a representation or warranty contained in this Article III or any certificate delivered pursuant to this Agreement (or in any other Ancillary Agreement). Neither Seller nor any other Person on behalf of the Company or any Company Subsidiary makes any express or implied representation or warranty with respect to the accuracy of any financial projections or forecasts relating to the Company or any Company Subsidiary or the forward-looking assumptions on which such financial projections and forecasts are based.

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Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as otherwise disclosed in the disclosure schedules delivered by Buyer to Seller on the date hereof (the “Buyer Disclosure Schedule”) corresponding to the particular section or subsection contained in this Article IV (it being understood that disclosure for one section shall be deemed to be disclosure for any other section as to which the applicability is reasonably apparent from the face of the disclosure), Buyer hereby represents and warrants to Seller that, as of the date hereof and as of the Closing Date (except where such representation or warranty is expressly made as of another specific date), as follows:

Section 4.1           Formation and Power of Buyer. Buyer is a Pennsylvania corporation, duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has full power and authority to execute, deliver and perform this Agreement. Buyer is duly qualified or licensed to do business in each jurisdiction where the nature of the business conducted by it or the character or location of its assets and the actions to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.2           Authorization; Validity.

(a)          Buyer has all necessary corporate right, power, capacity and authority to execute and deliver this Agreement and the Ancillary Agreement, and to consummate the Transactions, and no other corporate actions on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the Transactions.

(b)          This Agreement has been, and each of the Ancillary Agreements will be at or prior to the Closing, duly executed and delivered by Buyer and constitutes, and each Ancillary Agreement when so executed and delivered will constitute, the valid and binding obligation of Buyer, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

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Section 4.3           No Conflict. The execution, delivery and performance by Buyer of this Agreement, and all other documents and instruments contemplated hereby and, the consummation by Buyer of the Transactions will not (a) violate, conflict with or result in a breach of any provisions of the certificate of incorporation, bylaws, of Buyer, (b) subject to the receipt of the Buyer Required Approvals, violate any Law applicable to Buyer, or any Governmental Order or Permit applicable to Buyer, except for such violations, conflicts, defaults or Liens which would not reasonably be expected to have a Buyer Material Adverse Effect, or (c) subject to the receipt of the Buyer Consents, breach, violate or conflict with, constitute a default (or an event that with notice or lapse of time or both would become a default), or give rise to any right of termination, acceleration or cancellation of, or require the consent of, notice to, or filing with, any third Person, or result in a loss of rights, in each case, under any material Contract, except for such violations, conflicts or defaults which would not reasonably be expected to result in a Buyer Material Adverse Effect.

Section 4.4           Consents and Approvals. Subject to the receipt of the Buyer Required Approvals and Buyer Consents listed on Schedule 4.4, no registration or filing with, or consent or approval of or other action by, any Governmental Entity or any other Person is or will be necessary or advisable for the valid execution, delivery and performance by Buyer of this Agreement or the Ancillary Agreements or the consummation by Buyer of the Transactions without breaching, violating or conflicting with, constituting a default (or triggering an event that with notice or lapse of time or both would become a default) under, or giving rise to any right of termination, acceleration or cancellation of or requiring the consent of, notice to or filing with any third Person pursuant to any of the terms or provisions of any Contract to which the Company or any Company Subsidiary is a party or by which any property or asset of the Company or any Company Subsidiary is bound, or resulting in a loss of rights under, any Material Contract, except where the failure to make or obtain such registrations, filings, consents or approvals would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.5           Compliance with Law; Proceedings. Except as set forth on Schedule 4.5, there are no (i) actions, suits, claims or proceedings (including, but not limited to, any arbitration proceedings) pending or, to Buyer’s Knowledge, threatened or (ii) investigations which, to Buyer’s Knowledge, are pending or threatened, against Buyer or its Affiliates, at law or in equity, or before or by any Governmental Entity which would reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.6           Brokers. Neither Buyer nor any Affiliate of Buyer has any contract, arrangement or understanding with any investment banking firm, broker, finder or similar intermediary or financial advisor with respect to the Transactions except for Moelis & Company LLC, whose fees and expenses shall be borne by Buyer.

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Section 4.7           Availability of Funds. Buyer has delivered to Seller true, correct and complete copies of the commitment letter dated the date of this Agreement among Buyer, Goldman Sachs Bank USA (“GS”), Royal Bank of Canada (“RBC”) and RBC Capital Markets (“RBCCM”), including all exhibits, schedules and annexes thereto, all documents containing “market flex” provisions binding on Buyer with respect thereto (including redacted versions of any relevant fee letter), if any, and all amendments thereto made prior to the date hereof, if any (the “Financing Commitments”), pursuant to which GS, RBC, RBCCM and any other Person that shall become a party thereto as a financing source thereunder (collectively, and together with any Person (other than the Buyer or any of its Affiliates) that is a party to any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, indenture or other agreement with Buyer or any of its Subsidiaries in connection with, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative agent, trustee or a similar representative in respect of, all or any part of the Financing (collectively, the “Financing Sources”) have committed, subject to the terms and conditions thereof, to lend and fund (as applicable) the amounts set forth therein for the purposes set forth therein. Prior to the date of this Agreement, (i) none of the Financing Commitments has been amended or modified (other than to add lenders, agents, managers and other Financing Sources), and (ii) the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. As of the date hereof, each of the Financing Commitments, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, the Financing Sources party thereto, subject in each case to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under any term or condition of the Financing Commitments, nor does Buyer have Knowledge of any breach of the Financing Commitments by any of the other parties thereto, other than such defaults or breaches that have been waived by the Financing Sources party thereto or otherwise cured in a timely manner by Buyer to the satisfaction of such Financing Sources. As of the date hereof, Buyer has no Knowledge of any event which, with or without notice, lapse of time or both, would cause any condition contained in the Financing Commitments not to be satisfied, or would be reasonably likely to result in any portion of the Financing to be unavailable, other than such events that have been waived by the Financing Sources party thereto or otherwise cured in a timely manner by Buyer to the satisfaction of such Financing Sources. Buyer has fully paid to the extent required to be paid under the Financing Commitments prior to the date hereof any and all commitment fees incurred in connection with the Financing Commitments and will pay when due all other commitment fees required to be paid in connection with the Financing Commitments as and when they become due and payable. Assuming the satisfaction of all of the conditions in Article VI and Article VII and subject to the terms and conditions of the Financing Commitments, the Financing Commitments, when funded in accordance with their terms, will provide Buyer with financing immediately before, or substantially concurrently with, the Closing sufficient (when taken together with all other sources of cash available to Buyer) to consummate the transactions contemplated hereby and to pay all related fees and expenses associated therewith, including payment of all amounts under Article II and all associated costs and expenses (it being understood that Buyer may use available cash of the Buyer and Buyer’s Subsidiaries to consummate the transactions contemplated hereby and to pay and any other fees and expenses incurred by Buyer). Buyer acknowledges and agrees that notwithstanding anything to the contrary contained herein, its obligations to consummate the transactions contemplated hereby is not subject to Buyer or any of its Affiliates obtaining or retaining any financing.

Section 4.8           Investment. Buyer is acquiring the Company Interests for investment and not with a view to their sale or distribution other than in a sale or distribution which is registered under applicable securities laws or is exempt from such registration.

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Section 4.9           No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV or any certificate delivered pursuant to this Agreement (or in any other Ancillary Agreement), neither Buyer nor any other Person on behalf of Buyer makes any other express or implied representation or warranty with respect to Buyer or with respect to any other information provided by or on behalf of Buyer. Without limiting the foregoing, neither the Buyer nor any other Person will have or be subject to any liability or other obligation to Seller or its respective representatives or Affiliates or any other Person, resulting from Seller’s or its representatives’ or Affiliates’ or such other Person’s use of any information, documents, or other material made available to Seller or its representatives or Affiliates or such other Person, unless and to the extent any such information is included in a representation or warranty contained in this Article IV or any certificate delivered pursuant to this Agreement (or in any other Ancillary Agreement).

Article V

ACCESS; ADDITIONAL AGREEMENTS

Section 5.1           Access to Information.

(a)           From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, and subject to legal or regulatory requirements, including under the HSR Act, Seller and Buyer shall cooperate in developing a mutually acceptable transition plan, and Seller shall, and shall cause the Company and Company Subsidiaries, to (i) provide to Buyer and its authorized representatives reasonable access, at reasonable times and upon reasonable notice during normal business hours, to the employees, properties, books and records of the Company and the Company Subsidiaries, and (ii) furnish financial and operating data and other information reasonably requested by Buyer. Seller shall not be required to take any action that would, based on the advice of outside counsel, constitute a waiver of the attorney-client privilege. Seller shall not be required to supply any information that such party is prohibited under applicable Law from supplying. All requests for information made pursuant to this Section 5.1 shall be directed to the designated representative of Seller or such other person as may be designated in writing by Seller, or to the officer of Buyer or such other person as may be designated in writing by Buyer. All information furnished by or on behalf of Buyer, Seller or the Company hereunder shall be subject to the terms of the Confidentiality Agreement, dated as of June 14, 2018, between Buyer and SteelRiver Operations LP (the “Confidentiality Agreement”).

(b)          Seller shall, subject to any limitations based on advice of legal counsel, use reasonable efforts to consult with Buyer regarding the status and outcomes of any rate or cost recovery proceeding pending with respect to any Regulated Utility Subsidiary.

Section 5.2           Regulatory Approvals.

(a)          Buyer and Seller shall no later than ninety (90) days following the submission of the filings with the State Regulators contemplated by Sections 5.2(b) and (c) (or such later date as the parties shall mutually agree), each file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the Notification and Report Form under the HSR Act required in connection with the Transactions and as promptly as practicable supply any additional information, if any, requested in connection herewith pursuant to the HSR Act. Any such Notification and Report Form and additional information, if any, submitted to the FTC or the DOJ shall be in substantial compliance with the requirements of the HSR Act. Each of Buyer and Seller shall furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the HSR Act and shall give each other reasonable opportunity to comment on any such submission (other than confidential information or documents not created for purposes of such submission). Each of Buyer and Seller shall keep the other apprised in a prompt manner of the status and substance of any communications with, and inquiries or requests for additional information from, the FTC and the DOJ, shall comply promptly with any such inquiry or request and shall give each other a reasonable opportunity to participate in any such communications and to comment on any proposed written communications. Notwithstanding the foregoing, no Party shall be required to disclose to another Party any privileged information of such Party or any of its Affiliates. Each of Buyer and Seller shall use reasonable efforts to obtain, and shall reasonably cooperate with each other in obtaining, the termination or expiration of any applicable waiting period required under the HSR Act for the consummation of the transactions contemplated hereby.

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(b)          Each of Buyer and Seller shall use its reasonable efforts to submit or cause to be submitted to the West Virginia Public Service Commission, the Pennsylvania Public Utility Commission and the Kentucky Public Service Commission (together, the “State Regulators”) all required petitions, declarations, filings and registrations required in connection with this Agreement, as promptly as practical, but in no event later than forty-five (45) days following the execution and delivery of this Agreement (or such later date as the parties shall mutually agree). Buyer and Seller shall furnish to each other all such information in its possession as may be necessary for the completion of such notifications or applications to be filed and shall give each other reasonable opportunity to comment on such notifications or applications. Each of Buyer and Seller shall keep the other apprised in a prompt manner of the status and substance of any communication with, and inquiries or requests for additional information from the State Regulators, shall comply promptly with any such inquiry or request and shall give each other a reasonable opportunity to participate in any such communications and to comment on any proposed written communications. Notwithstanding the foregoing, no Party shall be required to disclose to another Party any privileged information of such Party or any of its Affiliates. With respect to any such filings or consents, Buyer and Seller shall each use its reasonable efforts to obtain, and shall reasonably cooperate with each other in obtaining, all consents or approvals.

(c)          Each of Buyer and Seller shall, as promptly as practical, but in no event later forty-five (45) days following the execution and delivery of this Agreement (or such later date as the parties shall mutually agree), submit to the appropriate agencies or third parties all declarations, filings and registrations listed on Schedules 3.9 and 4.4 (other than those specifically provided above) and shall take such other actions to obtain or make any other consents, filings, notices or other actions as appropriate to consummate the Transactions. Buyer and Seller shall furnish to each other all such information in its possession as may be necessary for the completion of the notifications or applications to be filed by the other Party and shall give each other reasonable opportunity to comment on such notifications or applications with respect to regulatory filings. Each of Buyer and Seller shall keep the other apprised in a prompt manner of the status and substance of any communication with, and inquiries or requests for additional information from appropriate agencies or regulatory authorities, shall comply promptly with any such inquiry or request and shall give each other a reasonable opportunity to participate in any such communications and to comment on any proposed written communications. Notwithstanding the foregoing, no Party shall be required to disclose to another Party any privileged or competitively sensitive information of such Party or any of its Affiliates.

(d)          Each Party shall bear its own costs and expenses incurred in connection with the actions to be taken by such Party in accordance with subsections (a)-(c) of this Section 5.2, except that Buyer shall pay the applicable HSR “size of transaction” fee.

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(e)          Prior to communicating any information to any Governmental Entity (or members of their respective staffs) in oral or written form in connection with the Transactions, each Party shall permit counsel for the other Party a reasonable opportunity to review and provide comments thereon, and consider in good faith the views of the other Party in connection with, any proposed communication to any Governmental Entity (or members of their respective staffs) to the extent permitted by Law. Each of Buyer, on the one hand, and Seller (on behalf of itself and the Company and the Company Subsidiaries), on the other hand, agrees not to participate in any meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the Transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity or by Law, gives the other Party the opportunity to attend and participate where appropriate and advisable under the circumstances.

(f)          Subject to the other terms of this Section 5.2, in the performance of its obligations under this Section 5.2, Buyer shall undertake any and all actions required to complete lawfully the transactions contemplated by this Agreement prior to the Outside Date (“Remedial Actions”), including by (i) responding to and complying with, as promptly as reasonably practicable, any request for information or documentary material regarding the transactions from any relevant Governmental Entity (including responding to any “second request” for additional information or documentary material under the HSR Act as promptly as reasonably practicable), (ii) causing the prompt expiration or termination (including requesting early termination and/or approvals thereof) of any applicable waiting period and clearance or approval by any relevant Governmental Entity, including defense against, and the resolution of, any objections or challenges, in court or otherwise, by any relevant Governmental Entity preventing consummation of the transactions, (iii) making any necessary post-closing filings or proffering and consenting to a governmental order providing for the sale or other disposition, or the holding separate, of particular assets, categories of assets or lines of business, of either assets or lines of business of the Company and the Company Subsidiaries or of any other assets or lines of business of Buyer or any of its Affiliates in order to mitigate or otherwise remedy any requirements of, or concerns of, any Governmental Entity, or proffering and consenting to any other restriction, prohibition or limitation on any of its assets, the Company or the Company Subsidiaries, Buyer on any of Buyer’s Affiliates, in order to mitigate or remedy such requirements or concerns, (iv) taking or committing to take actions that after the Closing Date would limit the freedom of action of Buyer, its Affiliates or the Company or any Company Subsidiary with respect to their respective business, (v) taking such other actions as maybe be required by a Governmental Entity; provided, that notwithstanding anything to the contrary, Buyer and Buyer’s Affiliates shall not be required to, and, without the prior written consent of Buyer (which consent may be withheld at Buyer’s sole discretion) Seller shall not, and shall cause its Affiliates (including the Company and Company Subsidiaries) not to, take, offer or accept, or agree, commit to agree or consent to, any action, undertaking, term, condition, Liability, obligation, commitment, sanction or other measure (including any Remedial Actions), that (x) constitutes a Burdensome Condition (whether or not expressly conditioned upon consummation of the Transactions) or (y) in any event is not expressly conditioned upon consummation of the Transactions. For purposes of this Agreement, “Burdensome Condition” shall mean any actions, undertakings, terms, conditions, liabilities, obligations, commitments, sanctions or other measures (including any Remedial Action) that individually or in the aggregate would have or would be reasonably likely to have, a material adverse effect on the financial condition, assets, properties, liabilities, businesses or results of operations of the Company and Company Subsidiaries, taken as a whole, or of Buyer and its Subsidiaries, taken as a whole and after giving effect to the Transactions.

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(g)          Notwithstanding anything to the contrary contained in this Agreement, but subject to and consistent with Buyer’s obligations set forth in this Section 5.2 (including, for the avoidance of doubt, Section 5.2(e) and Section 5.2(f)), Buyer shall have the right, following and in consultation with Seller and after giving due consideration to its views and acting reasonably and in good faith and with prior notice, to make all final decisions or determinations on behalf of the Parties (and their respective Affiliates) with respect to process, positions, strategy, undertakings, commitments, and actions (including any Remedial Action) to be taken by any Party or its Affiliates in connection with any petitions, declarations, filings, registrations or notices to, or obtaining any consents, orders or approvals from (or the expiration of any waiting period required by), the FTC, the DOJ, any State Regulator or any other Governmental Entity related to the Transactions, including those contemplated by this Section 5.2. Seller shall, and shall cause its Affiliates (including the Company and Company Subsidiaries) to, reasonably cooperate and take such actions as may be requested by Buyer in accordance with this Section 5.2; provided, however, that nothing in this Section 5.2 shall require Seller to agree to any term, condition, restriction, imposed liability or other provision required by a Governmental Entity or third party in connection with obtaining the consents, orders or approvals contemplated by this Section 5.2 that would result in or would reasonably be expected to result in a material reduction in the expected benefits from the consummation of the Transactions to Seller.

(h)          Buyer further agrees that neither it nor any of its Affiliates shall, prior to Closing, acquire, or enter into any other Contract to acquire any Person or assets if the proposed acquisition would reasonably be expected to prevent or otherwise materially interfere with, or delay beyond the Outside Date the consummation of the Transactions.

Section 5.3           Further Assurances.

(a)          From time to time from the date hereof, as and when requested by any Party hereto, the requested Party shall use reasonable efforts to take or to cause to be taken, all action and to do, or cause to be done, or to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary, proper or advisable to consummate the Transactions, as promptly as practicable, including, without limitation, such actions as are necessary in connection with obtaining any third party consents, including those identified on Schedules 3.9 or 4.4, or any regulatory filings as any Party may undertake in connection herewith or to satisfy the conditions and covenants contained herein or therein. Each Party shall cooperate fully and in good faith with the other Party in assisting with complying with this Section 5.3.

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(b)          Seller and Buyer shall use reasonable efforts to implement the provisions of this Agreement, and, for such purpose, at the request of the other Party, shall, at or after the Closing, promptly execute and deliver, or cause to be so executed and delivered, such documents to the other Party and take such further action as the other Party may deem reasonably necessary or desirable to facilitate or better evidence the consummation of the transactions contemplated hereby or thereby.

Section 5.4           Transfer Taxes. All Transfer Taxes shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Buyer shall prepare and file when due all necessary documentation with respect to the Transfer Taxes, and Seller will join in the execution of any such Tax Returns to the extent required by Law, and the Parties will reasonably cooperate with each other to eliminate or reduce any such Transfer Taxes to the maximum extent permitted by applicable Law.

Section 5.5           Conduct of Business of the Companies.

(a)          From the date hereof until the Closing, Seller shall cause the Company and the Company Subsidiaries to conduct their businesses only in the ordinary course and in a manner consistent with past practices, and use their respective reasonable efforts to preserve their present business operations, organization, goodwill and relationships with licensors, suppliers, dealers, customers and others having business relationships with the Company or any Company Subsidiary. Except as expressly required by this Agreement, as may be required by applicable Law or any Governmental Entity, or as set forth on Schedule 5.5(a), from the date hereof until the Closing, without prior written consent of Buyer, Seller shall cause the Company and each Company Subsidiary not to (and shall not permit the Company or any Company Subsidiary to) take any action, or fail to take any action, if such action or failure to take such action would cause a breach of (or otherwise make inaccurate or untrue) any representation or warranty of Seller under Section 3.17(c). From the date hereof until the Closing, Seller shall use reasonable efforts to cause the Regulated Utility Subsidiaries to make Capital Expenditures as and when contemplated by the Capital Expenditures Budget and otherwise in the ordinary course. From the date hereof until the Closing, to the extent permitted by applicable Law and as would not unreasonably interfere with the ordinary course operations of the Regulated Utility Subsidiaries, to the extent that aggregate Capital Expenditures, other than Commercial Growth Capex, following November 1, 2018 exceed, or are reasonably anticipated to exceed, (x) the Budgeted Capital Expenditure Amount, plus, (y) solely to the extent the Closing has not occurred on or prior to July 1, 2019, an amount equal to the monthly budgeted Capital Expenditures for each month following June 30, 2019 as set forth in the Capital Expenditure Budget, then Seller shall (and shall cause the Regulated Utility Subsidiaries to) promptly notify Buyer, and reasonably consult with Buyer and consider in good faith and, except to the extent required or reasonably advisable as a result of any force majeure, emergency event or for the Regulated Utility Subsidiaries to conduct their businesses in accordance with applicable Law or as would be contrary to the interests of public health and safety, implement Buyer’s views, in making (or committing to make) any material (individually or in the aggregate) incremental Capital Expenditures (other than Commercial Growth Capex).

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(b)          Without limiting Section 5.5(c) and subject to applicable Law, Seller shall cause the Company and Company Subsidiaries to (i) use reasonable efforts to file and commence the Regulatory Utility Actions set forth on Schedule 5.5(b) and (ii) from and after the date hereof, consult with Buyer on a current basis and take such actions with respect to the timing and filing of such Regulatory Utility Actions as may be reasonably requested by Buyer.

(c)          Subject to applicable Law and the other applicable terms and conditions of this Agreement, between the date of this Agreement and the Effective Time, except as may otherwise be agreed by Buyer in writing (not to be unreasonably withheld), Seller shall cause the Company and Company Subsidiaries to use reasonable efforts to in the ordinary course of business consistent with past practice (i) continue to make, pursue and defend Regulatory Utility Actions, (ii) respond (after reasonable consultation with Buyer) to Regulatory Utility Actions made by other parties in which the Company or any of the Company Subsidiaries is an interested party, and (iii) take any other prudent action contemplated or required by any such Regulatory Utility Actions; provided however, that, notwithstanding anything to the contrary, Seller shall (and shall cause the Company and Company Subsidiaries to): (A) keep Buyer informed as promptly as reasonably practicable of any material communications or meetings with any Governmental Entity with respect to any Regulatory Utility Actions and provide copies of any related written communications or materials and, with respect to the Regulatory Utility Actions set forth on Schedule 5.5(b), convene and hold periodic status meetings no less than two (2) times per calendar month and as otherwise reasonably requested by Buyer (including appropriate representatives of the Regulated Utility Subsidiaries) with Buyer from and after the date hereof, (B) consult with Buyer and give Buyer a reasonable opportunity, within the time constraints contained in such Regulatory Utility Actions, to comment on any related material communications or materials submitted to any Governmental Entity, in each case, which comments Seller shall cause the applicable Company or Company Subsidiary to incorporate and reflect in such Regulatory Utility Actions in good faith, (C) provide Buyer a reasonable opportunity to participate in any material meeting or communications with any third party (including any Governmental Entity) related to any Regulatory Utility Action and (D) except as Buyer may otherwise consent in writing (not to be unreasonably withheld or delayed), not settle, waive, compromise or stipulate with respect to any material actual or potential right of the Company or any Company Subsidiary in any Regulatory Utility Actions (including, for the avoidance of doubt, any settlement with respect to rates that may be charged by any Regulated Utility Subsidiary or any of its Affiliates).

(d)          Until the earlier of the Closing or termination of this Agreement, within (i) ten (10) Business Days after the end of each quarter, Seller shall deliver to Buyer copies the unaudited quarterly financial statements of the Company and the Company Subsidiaries for such quarter, which financial statements shall be prepared consistent with past practice, and (ii) ten (10) Business Days after the date that the unaudited annual financial statements of the Company and the Company Subsidiaries have been finalized by Seller in the ordinary course of business, Seller shall deliver to Buyer copies of such unaudited annual financial statements for such year, which financial statements shall be prepared consistent with past practice.

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Section 5.6           Employee Matters.

(a)          Notwithstanding the remaining provisions of this Section 5.6, from and after the Effective Time, (i) Buyer shall cause the Company and each Company Subsidiary to honor the Collective Bargaining Agreement to which it is a party and (ii) the terms and conditions of employment for each employee whose terms and conditions of employment were governed by a Collective Bargaining Agreement prior to the Effective Time (each such employee, a “Union Employee”), shall continue to be governed by the applicable Collective Bargaining Agreement for at least the remainder of the term of such applicable Collective Bargaining Agreement.

(b)          Without limiting the following provisions of this Section 5.6, for the period commencing on the Closing Date and ending on the first anniversary of the Closing Date (the “Continuation Period”), Buyer shall, or shall cause the Company and each Company Subsidiary to, provide each employee of the Company or such Company Subsidiary as of the Closing Date who is not a Union Employee (a “Non-Union Employee” and, collectively together with the Union Employees, the “Company Employees”) for so long as such Non-Union Employee remains employed by the Company or a Company Subsidiary during such Continuation Period with (i) base salary or wage rate and target short-term variable cash compensation opportunity (excluding equity-based compensation, long-term incentive compensation and any retention, change of control, transaction or similar bonuses) that is not less than that provided to the Non-Union Employee as of immediately before the Effective Time and (ii) other employee benefits that are substantially similar in the aggregate to those provided to the Non-Union Employee as of the Effective Time.

(c)          With respect to any employee benefit plan in which any Company Employee first becomes eligible to participate at or following the Effective Time (the “New Company Plans”), Buyer shall and shall cause its Affiliates to recognize service credited by the Company or any Company Subsidiary or their Affiliates prior to the Effective Time for purposes of: (i) eligibility to participate, (ii) vesting credit, and (iii) except in respect of defined benefit pension and post-employment welfare benefit plans, and for purposes of determining the amount or level of benefit in any New Company Plan in which the Company Employee may be eligible to participate after the Effective Time; provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service. Buyer shall permit the Company Employees to continue to participate in the Employee Plans that are health or welfare plans through the end of the calendar year in which the Closing occurs on the same terms and conditions as were in existences with respect to such plans immediately prior to the Closing, to the extent such terms and conditions are commercially practicable.

(d)          During the Continuation Period, Buyer shall maintain levels of employment for the Company and Company Subsidiaries at substantially the same headcount and categories of employees as in effect at the Effective Time. Notwithstanding the foregoing, Buyer shall, or shall cause the Company or each Company Subsidiary to, provide each terminated Company Employee to the extent such Company Employee has been terminated by either the Company or a Company Subsidiary without “cause” (as defined in the severance plan in effect at the Effective Time) within a period of one (1) year following the Effective Time, with severance benefits in an amount and on terms and conditions that are substantially similar in the aggregate to those available to the Company Employee immediately before the Effective Time.

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(e)          In addition to Buyer’s obligations under Section 5.6(b), Buyer shall, or shall cause the Company or each Company Subsidiary to, honor the bonus plans and arrangements for Company Employees for the fiscal year in which the Closing occurs. In respect of the fiscal year in which Closing occurs, Buyer shall, or shall cause the Company or a Company Subsidiary to, pay the annual bonuses to participating Company Employees in respect of such fiscal year in the ordinary course and based upon actual results for such fiscal year, but not less than the Pro Rata Bonus Amount applicable for each such Company Employee, subject to the Company Employee’s continued employment with the Company or a Company Subsidiary through the bonus payment date. “Pro Rata Bonus Amount” means for each Company Employee, an amount equal to the target annual incentive bonus applicable to such Company Employee solely for the calendar year in which Closing occurs multiplied by a fraction, the numerator of which is the number of days during such calendar year preceding the Closing Date during which the Company Employee was employed by the Company or a Company Subsidiary and the denominator of which is three hundred sixty-five (365).

(f)          If required to avoid the imposition of Taxes under Section 4999 of the Code or the loss of a deduction to the Company or any Company Subsidiary under Section 280G of the Code, in each case with respect to any payment or benefit arising in connection with the transactions contemplated by this Agreement, prior to the Closing, the Company shall (i) use reasonable efforts to obtain a waiver from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) entitled to receive a payment that is reasonably expected to be a “parachute payment” (within the meaning of Section 280G(b)(2) of the Code) in connection with the transactions contemplated by this Agreement of his or her right to receive such payment or benefit and (ii) cause the Company to deliver to its stockholders a disclosure statement which is reasonably intended to satisfy its disclosure obligations under Section 280G(b)(5)(B) of the Code and the regulations thereunder, and which solicits approval by its stockholders (“280G Stockholder Approval”), in a manner that is reasonably intended to comply with Section 280G(b)(5)(B) of the Code and the regulations thereunder, of the right of any disqualified individual to receive or retain any payments that would reasonably be expected, in the absence of such approval by such stockholders, to constitute parachute payments. Prior to submission to the Company’s stockholders, the Company shall provide to Buyer copies of all material documents prepared by the Company in connection with this Section 5.6(f) and Buyer shall have a reasonable time to review and comment on all such documents, which comments the Company shall consider in good faith and not unreasonably omit.

(g)          Nothing contained in this Agreement, whether express or implied, shall (i) be treated as an amendment or other modification of any Employee Plan or New Company Plan, (ii) limit the right of Seller or their Affiliates or Buyer or its Affiliates (except as otherwise specifically provided in this Section 5.6) to amend, terminate or otherwise modify any Employee Plan or New Company Plan (whether before, on or after the Closing Date), (iii) limit the right of Seller or their Affiliates or Buyer or its Affiliates to terminate any employee at any time and for any reason, (iv) confer upon any Person whether or not a party to this Agreement any right to continued employment, or (v) create any third party beneficiary rights in any employee (or dependents or beneficiaries thereof).

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Section 5.7           Affiliate Transactions.

(a)          All outstanding obligations under all intercompany transactions between the Company or any of the Company Subsidiaries, on the one hand, and Seller or its Affiliates (other than the Company and the Company Subsidiaries), on the other hand, shall be settled prior to the Closing in a manner that does not impose or leave outstanding any Liability on the Company or any Company Subsidiaries.

(b)          All Contracts between or among the Company and its Affiliates (other than the Company Subsidiaries) shall be terminated on or prior to the Closing in a manner that does not impose or leave outstanding any Liability on the Company or any Company Subsidiaries.

Section 5.8           Files and Records. Buyer shall retain possession of the Company’s and each Company Subsidiary’s documents, books and records which are transferred upon the Closing for a period of six (6) years after the Closing Date or such other time period required by law; provided, that, Tax books and records shall be retained until sixty (60) days after the expiration of the applicable statute of limitations (taking into account any extensions or waivers thereof). Without limiting the foregoing, Seller shall be entitled to retain copies of any Records, which copies shall be kept confidential. After the Closing Date, Buyer shall cause the Company and the Company Subsidiaries to (a) provide to Seller for any reasonable purpose relating to Seller’ ownership of the Company and the Company Subsidiaries reasonable access to the Records of the Company and the Company Subsidiaries upon reasonable prior notice during regular business hours and (b) permit Seller to make such extracts and copies thereof as Seller may deem necessary, at Seller’s sole expense; provided, that Seller shall have entered into an agreement with Buyer or the Company or a Company Subsidiary, as the case may be, containing customary terms obligating Seller to keep such materials confidential.

Section 5.9           Non-Solicit/ No-Hire. For a period of one (1) year from the Closing Date, without the prior written consent of Buyer, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, hire or solicit for employment any executive-level Company Employee who is or becomes employed by Buyer or any of its Affiliates (including the Company and the Company Subsidiaries) as of or following the Closing (a “Covered Person”) or encourage such Covered Person to leave such employment; provided that Seller shall not be precluded from engaging in solicitations or advertising not targeted at any Covered Persons or hiring any Covered Person who responds to such solicitations or advertising on such Covered Person’s own initiation without any targeted solicitation by Seller or its Affiliates.

Section 5.10         Confidentiality. Effective upon the Closing, the Confidentiality Agreement shall, without any further action by the parties hereto, terminate and be of no force or effect. From and after the Closing, except as required by applicable Law or a Governmental Entity (after notice to Buyer and a reasonable opportunity to limit disclosure), Seller shall and shall cause its Affiliates to, treat and maintain as confidential all information relating to the business of the Company and the Company Subsidiaries (“Business Confidential Information”) and not use for any purpose other than in connection with the Transactions or disclose to any Person (other than Affiliates of Seller and its and their advisors, limited partners or current or potential equity investors, subject to customary confidentiality restrictions) any such information for a period of one (1) year after the Closing Date; provided that Business Confidential Information shall not include any information that is generally available and known to the public other than as a result of a breach of this Agreement by Seller or its Affiliates (as if such Affiliates were directly party hereto).

Section 5.11         Financing. To the extent the proceeds thereof are required to consummate the Closing, Buyer shall use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing on the terms and conditions described in the Financing Commitments, including using its reasonable efforts to (i) maintain in effect the Financing Commitments, (ii) satisfy on a timely basis all conditions applicable to Buyer to obtaining the Financing as set forth in the Financing Commitments that are within its control, (iii) negotiate definitive agreements with respect thereto on the terms and conditions contemplated by the Financing Commitments (or with other terms agreed to by Buyer and the Financing Sources) so that such agreements are in effect no later than the Closing, (iv) comply with its obligations under the Financing Commitments and definitive agreements with respect thereto to the extent the failure to do so would adversely affect the availability of the Financing, and (v) subject to the terms and conditions set forth in the Financing Commitments, consummate the Financing at or prior to the Closing.

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Section 5.12         Financing Cooperation.

(a)          From the date hereof until the Closing (or the earlier termination of this Agreement pursuant to Section 9.1), subject to the limitations set forth in this Section 5.12, and unless otherwise agreed by Buyer, Seller will, and will cause each of its Subsidiaries to, and will use its reasonable efforts to cause its and its Subsidiaries’ Affiliates and representatives (including legal and accounting) to, use its or their reasonable efforts to cooperate with Buyer as reasonably requested by Buyer in connection with Buyer’s arrangement, syndication and obtainment of the Financing. Such cooperation will include using reasonable efforts to:

(i)            cooperate with the marketing efforts of Buyer or any Financing Source for all or any part of the Financing, including making appropriate officers (with appropriate seniority and expertise) reasonably available, with appropriate advance notice, for participation in a reasonable number of lender or investor meetings, due diligence sessions, meetings with ratings agencies and road shows, and providing reasonable assistance in the preparation of confidential information memoranda, private placement memoranda, offering memoranda, prospectuses, registration statements, filings with the SEC, lender and investor presentations and similar documents as may be reasonably requested by Buyer or any Financing Source, in each case, with respect to information relating to the Company and Company Subsidiaries in connection with such marketing efforts;

(ii)           prepare and furnish Buyer and the Financing Sources as promptly as practicable all Required Information and any other information with respect to the Company and Company Subsidiaries as is reasonably requested by Buyer or any Financing Source and is customarily (A) required for the marketing, arrangement and syndication of financings similar to the Financing or (B) used in the preparation of customary offering or information documents or rating agency, lender presentations or road shows relating to the Financing (it being understood and agreed that Seller will use reasonable efforts to provide the audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date);

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(iii)          request that the Company’s independent accountants participate in accounting due diligence sessions and provide customary consents (including consents to the inclusion or incorporation by reference of the accountants’ audit reports with respect to the financial statements of the Company included in any filing or registration statement of Buyer with the SEC or any prospectus, offering memoranda or private placement memoranda) and comfort letters (including “negative assurance” comfort) to the extent required in connection with the marketing and syndication of the Financing (including as set forth in the Financing Commitments as in effect on the date of this Agreement) or as are customarily required in an offering of securities of the type contemplated by the Financing, which letters such accountants would be prepared to issue at the time of pricing and closing of any offering;

(iv)          at least five (5) Business Days prior to the Closing, furnish (A) all documentation and other information required by a Governmental Entity or any Financing Source under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and anti-bribery and anti-corruption rules and regulations to the extent reasonably requested by Buyer at least ten (10) Business Days prior to the anticipated Closing Date;

(v)          assist Buyer in obtaining any credit ratings from rating agencies contemplated by the Financing Commitments;

(vi)          in connection with the Financing, provide customary authorization letters to the Financing Sources;

(vii)        seek to obtain customary payoff letters to be delivered at Closing (the “Payoff Letters”) evidencing the payoff (including payoff with the proceeds of the Purchase Price) on the Closing Date of all Indebtedness of the Company and the Company Subsidiaries, other than (A) the Indebtedness under the Existing Notes and Existing Note Purchase Agreements and (B) any intercompany loans between PNG and the PNG Subsidiaries;

(viii)       assist in executing and delivering a solvency certificate as required under the Financing Commitments; and

(ix)          assist with the Financing Sources’ requests for due diligence to the extent customary and reasonable;

provided, further, that (A) nothing in this Section 5.12(a) shall require Seller to cause the delivery of legal opinions or reliance letters or any certificate as to solvency or any other certificate necessary for the Financing, other than as allowed by Section 5.12(a)(iii), Section 5.12(a)(v), Section 5.12(a)(vi) or Section 5.12(a)(viii); (B) Seller will, and will cause its Subsidiaries to promptly update any Required Information to be included in any offering document to be used in connection with the Financing so that Buyer may ensure that such Required Information, when taken as a whole, does not contain as of the time provided, giving effect to any supplements, any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading; and (C) to the extent they include Required Information or information regarding Seller or its Affiliates, Buyer shall provide to Seller drafts of any confidential information memoranda, private placement memoranda, offering memoranda, prospectuses, registration statements, filings with the SEC, lender and investor presentations and similar documents prepared with respect to the Financing and provide Seller and its Affiliates with an opportunity to comment on any portion of such documents to the extent related to the Required Information or information regarding Seller or its Affiliates, which comments the Buyer shall consider in good faith and not unreasonably omit.

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(b)          In addition, Seller will, and will cause each of the Company and the Company’s Subsidiaries and the Company’s and Company Subsidiaries’ auditors used in the preparation of the most recent audit included in the financial statements to, prepare and furnish Buyer and the Financing Sources on or before December 15, 2018, (i) an audited consolidated balance sheet of the Company as at December 31, 2017, audited consolidated statements of income and comprehensive income, member’s equity and cash flows of the Company for each of the year ended December 31, 2017, and, in each case, the report of such auditors thereon and (ii) an unaudited consolidated balance sheet of the Company as at September 30, 2018 and unaudited consolidated statements of income and comprehensive income, member’s equity and cash flows of the Company for the nine months ended September 30, 2018; provided that Seller will use its reasonable efforts to cause each of the Company and the Company’s Subsidiaries and the Company’s and Company Subsidiaries’ auditors (as applicable) to prepare each of the foregoing financial statements by November 30, 2018. The out-of-pocket costs and expenses of the preparation of the audit pursuant to this Section 5.12(b) shall be borne by Buyer.

(c)          Notwithstanding anything to the contrary contained in this Agreement (including this Section 5.12): (i) nothing in this Agreement (including this Section 5.12) shall require any such cooperation to the extent that it would (A) require the Company or any Company Subsidiary to pay any commitment or other fees, reimburse any expenses or otherwise incur any liabilities (other than the payment of reasonable out-of-pocket costs, subject to reimbursement by Buyer) or give any indemnities (for which Buyer does not provide an indemnity pursuant to Section 5.12(d)(ii)) prior to the Closing, (B) unreasonably interfere with the ongoing business or operations of the Company or Company Subsidiaries, (C) require the Company or any Company Subsidiaries to enter into or approve any agreement or other documentation effective prior to the Closing (other than customary management representation letters to accountants in connection with the delivery of comfort letters and customary authorization letters), (D) result in any conflict with the Company’s certificate of formation or the Company’s limited liability company agreement or (E) reasonably be expected to result in a violation of applicable Law, and (ii) no action, liability or obligation (including any obligation to pay any commitment or other fees or reimburse any expenses) of the Company, Company Subsidiaries, or any of their respective representatives under any certificate, agreement, arrangement, document or instrument relating to the Financing (other than customary management representation letters to accountants in connection with the delivery of comfort letters and customary authorization letters) shall be effective until the Closing. Seller hereby consents to the use of the Company’s and Company Subsidiaries’ logos in connection with the Financing in a form and manner mutually agreed with the Company; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or Company Subsidiaries or any of their respective Subsidiaries or the reputation or goodwill of any of the foregoing.

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(d)               Buyer shall (i) promptly upon request by Seller, reimburse Seller for all of its reasonable and documented out-of-pocket fees and expenses (including reasonable fees and expenses of counsel and accountants) incurred by Seller, the Company, any of the Company’s Subsidiaries, any of its or their representatives in connection with any cooperation contemplated by this Section 5.12 and (ii) indemnify and hold harmless Seller, the Company, the Company’s Subsidiaries and its and their officers, directors, principals, partners, managers, members, attorneys, accountants, agents, employees, consultants, financial advisors or other authorized representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, cost (including cost of investigation), expense (including fees and expenses of counsel and accountants) or settlement payment incurred as a result of, or in connection with, such cooperation or the Financing and any information used in connection therewith other than those claims, losses, damages, injuries, liabilities, judgments, awards, penalties, fines, costs, expenses and settlement payment arising out of or resulting from the gross negligence, fraud or willful misconduct of Seller, the Company, any of the Company’s Subsidiaries or any of their respective officers, directors, principals, partners, managers, members, attorneys, accountants, agents, employees, consultants, financial advisors or other authorized representatives as finally determined by a court of competent jurisdiction.

Section 5.13         Existing Notes. To the extent required under the Existing Note Purchase Agreement, Seller shall use reasonable efforts, and shall cause PNG as issuer of the Existing Notes to use reasonable efforts, to cooperate with Buyer to satisfy as soon as reasonably practicable the proviso set forth in the definition of “Change of Control” and other relevant terms contained in the Existing Note Purchase Agreement governing the Existing Notes.

Section 5.14         Representations and Warranties Insurance; Insurance Matters. Seller shall provide such cooperation and assistance as may reasonably be requested by Buyer in connection with Buyer obtaining a representations and warranties insurance policy in connection with the transactions contemplated hereby. Buyer shall cause any such representations and warranties insurance policies to contain a customary waiver of subrogation in favor of Seller and its Affiliates by the applicable insurer, in form and substance reasonably satisfactory to Seller (it being understood and agreed that the waiver of subrogation provided by Buyer to Seller prior to the date hereof is in form and substance satisfactory to Seller). After the Closing, at Buyer’s sole cost and expense, Seller shall provide such cooperation and assistance as may reasonably be requested by Buyer, the Company or a Company Subsidiary in connection with pursuing insurance claims and obtaining insurance proceeds by the Company or such Company Subsidiary under the Insurance Policies.

Section 5.15         Company Entity Name Changes. Buyer shall cause the Company and the Company Subsidiaries to use reasonable efforts to cease use, if any, of the words or trademarks “SteelRiver”, “SteelRiver Infrastructure Partners” or any trademark containing or comprising the same (the “Seller’s Marks”) within ninety (90) days following the Closing, including by eliminating the Seller’s Marks from the property and assets of the Company and Company Subsidiaries and disposing of any unused stationary and literature of the Company and Company Subsidiaries bearing the Seller’s Marks, as applicable. Buyer acknowledges that it is not acquiring any rights in or to the Seller’s Marks under this Agreement. Notwithstanding the foregoing, nothing in this Section 5.15 shall limit Buyer’s (or the Company’s or any Company Subsidiary’s) right to refer to the Seller’s Marks to describe the history of the Company and the Company Subsidiaries’ business, or otherwise in a non-trademark or “fair use” manner.

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Article VI

CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

The obligations of Buyer to consummate the Transactions contemplated under this Agreement shall be subject to the satisfaction (or if permitted by applicable Law, waiver by Buyer), at or before the Closing, of each of the following conditions, and Seller shall use reasonable efforts to cause each of such conditions to be satisfied as promptly as practicable.

Section 6.1           No Injunction. No Governmental Entity shall have issued any injunction or other order (whether temporary, preliminary or permanent) which prohibits or restrains (or seeks to prohibit or restrain) the consummation of the transactions contemplated hereby nor shall any other suit, action or other proceeding be pending before any court in which the consummation of the transactions contemplated hereby are sought to be restrained or enjoined.

Section 6.2            Representations and Warranties. The representations and warranties of Seller set forth in Article III (other than the Seller Fundamental Representations) (and with respect to those qualified by “materiality,” “Material Adverse Effect” and similar qualifiers without consideration of such qualifier) shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except for representations and warranties that expressly speak only as of a specific date or time, which need only be true as of such date or time), except to the extent that the failure to be so true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Seller Fundamental Representations (other than the representations and warranties set forth in Sections 3.4 and 3.17(b)) shall be true and correct in all material respects, and the representations and warranties set forth in Sections 3.4 and 3.17(b) shall be true and correct in all respects, in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing.

Section 6.3           Performance. Seller shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement which are required to be performed or complied with by Seller at or prior to the Closing.

Section 6.4           Officer’s Certificate. Buyer shall have received at the Closing a certificate from an authorized officer of Seller, dated the Closing Date, certifying on behalf of Seller that, the conditions set forth in Sections 6.2, 6.3 and 6.9 have been satisfied.

Section 6.5           Good Standing Certificates. Seller shall have delivered to Buyer copies of good standing certificates of Seller, the Company and each Company Subsidiary of each issued as of the most recent practicable date available prior to the Closing Date issued by the Secretary of State of such entity’s jurisdiction of formation or incorporation.

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Section 6.6           Approvals and Filings. The Seller Required Approvals and the Buyer Required Approvals (a) shall have been obtained; (b) shall be in full force and effect, final and non-appealable, and shall not have been reversed, stayed, enjoined, set aside, cancelled or suspended or include or contemplate the imposition of any Burdensome Condition or, other than any condition subsequent to effectiveness required to be satisfied solely by Buyer, any unfulfilled or unsatisfied condition to effectiveness. The Seller Consents shall have been obtained and shall be in full force and effect.

Section 6.7           No Legislation. No statute, rule or regulation shall have been enacted which prohibits or restricts the consummation of the transactions contemplated hereby.

Section 6.8           Indebtedness. Seller shall have caused (a) all Indebtedness of the Company and LDC Holdings and (b) to the extent not covered in clause (a) above, all Indebtedness referred to in clause (b)(i) of the definition of Closing Indebtedness or in Section 2.1(c)(i)(A), in each case of the foregoing clauses (a) and (b), to have been settled or repaid in full (and all commitments in respect thereof terminated and all guarantees and Liens granted in connection therewith to be released and discharged) and all interest rate swaps related to any such Indebtedness to have been terminated and any resulting settlement amounts paid in full with the proceeds of the Purchase Price.

Section 6.9           No Material Adverse Effect. There shall not have occurred a Material Adverse Effect.

Article VII

CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

The obligations of Seller to consummate the Transactions contemplated under this Agreement shall be subject to the satisfaction (or, if permitted by applicable Law, waiver by Seller), at or before the Closing, of each of the following conditions, and Buyer shall use reasonable efforts to cause each of such conditions to be satisfied as promptly as practicable.

Section 7.1           No Injunction. No Governmental Entity shall have issued any injunction or other order (whether temporary, preliminary or permanent) which prohibits or restrains (or seeks to prohibit or restrain) the consummation of the transactions contemplated hereby, nor shall any other suit, action or other proceeding be pending before any court in which the consummation of the transactions contemplated hereby are sought to be restrained or enjoined.

Section 7.2           Representations and Warranties. The representations and warranties of Buyer set forth in Article IV (other than the Buyer Fundamental Representations) (and with respect to those qualified by “materiality,” “Material Adverse Effect” and similar qualifiers without consideration of such qualifier) shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except for representations and warranties that expressly speak only as of a specific date or time, which need only be true as of such date or time), except to the extent that the failure to be so true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. The Buyer Fundamental Representations shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing.

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Section 7.3           Performance. Buyer shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement which are required to be performed or complied with by it at or prior to the Closing.

Section 7.4           Officer’s Certificate. Seller shall have received at the Closing a certificate from an authorized officer of Buyer, dated the Closing Date, certifying that the conditions set forth in Sections 7.2 and 7.3 have been satisfied.

Section 7.5           Good Standing Certificate. Buyer shall have delivered to Seller copies of the certificate of good standing or other equivalent document of Buyer, issued as of the most recent practicable date available prior to the Closing Date by the Secretary of State of Buyer’s jurisdiction of formation or incorporation.

Section 7.6           Approvals and Filings. The Buyer Required Approvals and the Seller Required Approvals (a) shall have been obtained; (b) shall be in full force and effect; and (c) shall be final and non-appealable, and shall not have been reversed, stayed, enjoined, set aside, cancelled or suspended or include or contemplate any unfulfilled or unsatisfied condition to effectiveness, other than any condition subsequent to effectiveness required to be satisfied solely by Seller. The Buyer Consents shall have been obtained and shall be in full force and effect.

Article VIII

CLOSING

Section 8.1           Time and Place. Subject to Article IX, the closing of the sale by Seller and the purchase by Buyer of the Company Interests (the “Closing”) shall take place at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, NY 10166, on the first (1st) Business Day of the month following the month in which all of the conditions contained in Articles VI and VII are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions). Notwithstanding the foregoing, the Closing may take place at such other place, at such other time, or on such other date as the Parties hereto may mutually agree (the date on which the Closing occurs being herein referred to as the “Closing Date”). The Closing shall be deemed to be effective as of 12:01 a.m. (Eastern Standard Time) on the Closing Date (the “Effective Time”).

Section 8.2           Deliveries.

At the Closing:

(a)           Membership Interests. Seller shall deliver to Buyer a duly executed instrument of assignment transferring the Company Interests to Buyer, free and clear of all Liens.

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(b)           Estimated Purchase Price. Buyer shall deliver to Seller an amount equal to the Estimated Purchase Price minus the Escrow Amount in immediately available funds.

(c)           Certificates. Buyer and Seller shall deliver to each other the certificates and other items described in Articles VI and VII.

(d)          Resignations. Seller shall deliver, or cause to be delivered, the resignations and mutual releases of all directors and officers of the Company and any Company Subsidiary requested in writing by Buyer at least ten (10) Business Days prior to the Closing Date in a form reasonably acceptable to Buyer.

(e)           Corporate Documents. Each of Buyer and Seller shall deliver to the other a secretary’s certificate certifying as to the resolutions adopted authorizing the transactions and certifying the authorization of the officers executing documents in connection with the transactions.

(f)            Escrow Agreement. Each of Buyer and Seller shall execute and deliver to the other Party an escrow agreement, in a customary form to be mutually agreed by Seller, Buyer and the Escrow Agent (the “Escrow Agreement”).

(g)           Escrow Amount. Buyer shall deliver to the Escrow Agent the Escrow Amount.

(h)           FIRPTA Certificate. Seller shall deliver a certificate of non-foreign status meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2).

(i)            Payoff Letters. Seller shall deliver the Payoff Letters, duly executed by the lenders and other Persons necessary or advisable to be party thereto.

(j)            Affiliate Transactions Termination. Seller shall deliver evidence reasonably satisfactory to Buyer of the consummation of the transactions contemplated by Section 5.7.

(k)           Additional Documents. Each Party shall execute and deliver to the other Party all documents which the other reasonably determines are necessary to consummate the transactions contemplated hereby.

Article IX

TERMINATION AND ABANDONMENT

Section 9.1            Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time:

(a)           by mutual written consent of Buyer and Seller;

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(b)           by either Buyer or Seller, if the Closing shall not have occurred on or before the date that is twelve (12) months after the date hereof (as such date may be extended pursuant to the terms of this Agreement or by the mutual written consent of Buyer and Seller, the “Outside Date”); provided, however, if all of the conditions to Closing, other than the condition set forth in Section 6.6 or Section 7.6 shall have been satisfied, shall be capable of being satisfied at such time or would be capable of being satisfied at such time but for the fact that the condition set forth in either such Section is not satisfied, the Outside Date may be extended by either Seller or Buyer from time to time by written notice to the other Party up to a date not beyond the date that is eighteen (18) months after the date hereof; provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party whose failure to fulfill any obligation under this Agreement was the primary cause of the failure of the Closing to occur on or before such date; provided, further, that the parties agree that no Party shall have any right to terminate this Agreement pursuant to this Section 9.1(b) during the pendency of a legal proceeding by any Party for specific performance pursuant to Section 11.11;

(c)           by Buyer or Seller, if any final, non-appealable Governmental Order shall be in effect permanently restraining, enjoining or otherwise prohibiting or making illegal the Transactions; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.1(c) shall have complied with its obligations under Section 5.2 to avoid the entry of, or to effect the dissolution of, any such Governmental Order; and provided, further, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a Party if the issuance of such final and non-appealable Governmental Order was primarily attributable to the failure of such Party to perform any of its obligations under this Agreement;

(d)           by Seller, (i) if all of the conditions set forth in Article VI have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of then being satisfied), (ii) Buyer fails to consummate the Transactions on the date on which the Closing was required to be consummated by Buyer pursuant to Section 8.1, (iii) Seller has irrevocably certified to Buyer in writing that all conditions set forth in Article VI have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of then being satisfied), that Buyer is then required to consummate the Transactions, and that Seller stands ready, willing and able to then consummate the transactions contemplated by this Agreement on such date and through the end of the succeeding three (3) Business Day period (and Seller is actually so ready, willing and able during such three (3) Business Day period), and (iv) Buyer fails to consummate the Transactions within such three (3) Business Day period;

(e)           by Seller, if (x) any of the representations or warranties of Buyer set forth in Article IV shall not be true and correct such that the condition to Closing set forth in Section 7.2 would not be satisfied or (y) Buyer or its Affiliates shall have breached any of their covenants or agreements such that the condition to Closing set forth in Section 7.3 would not be satisfied, which breach is incapable of being cured or, if curable, is not cured by Buyer or its Affiliates on or before the earlier of (i) the Outside Date and (ii) the date that is forty-five (45) days following the receipt by Buyer of written notice from Seller of such breach; provided that neither Buyer or any of its Affiliates is then in breach of this Agreement so as to prevent the conditions to Closing set forth in Section 6.1 or Section 6.2 from being satisfied;

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(f)           by Buyer, if (x) any of the representations or warranties of Seller set forth in Article III shall not be true and correct such that the condition to Closing set forth in Section 6.2 would not be satisfied or (y) Seller or its Affiliates shall have breached any of their covenants or agreements such that the condition to Closing set forth in Section 6.3 would not be satisfied, which breach is incapable of being cured or, if curable, is not cured by Seller or its Affiliates on or before the earlier of (i) the Outside Date and (ii) the date that is forty-five (45) days following the receipt by Seller of written notice from Buyer of such breach; provided that neither Seller or any of its Affiliates is then in breach of this Agreement so as to prevent the conditions to Closing set forth in Section 7.1 or Section 7.2 from being satisfied; or

(g)           by Buyer, (i) if all of the conditions set forth in Article VII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of then being satisfied), (ii) Seller fails to consummate the Transactions on the date on which the Closing was required to be consummated by Seller pursuant to Section 8.1, (iii) Buyer has irrevocably certified to Seller in writing that all conditions set forth in Article VII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of then being satisfied), that Seller is then required to consummate the Transactions, and that Buyer stands ready, willing and able to then consummate the transactions contemplated by this Agreement on such date and through the end of the succeeding three (3) Business Day period (and Buyer is actually so ready, willing and able during such three (3) Business Day period), and (iv) Seller fails to consummate the Transactions within such three (3) Business Day period.

Section 9.2           Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and have no effect, and the obligations of the Parties under this Agreement shall terminate, except for this Section 9.2, Section 9.3, Article I and Article XI and, subject to Section 9.3, there shall be no liability on the part of any party hereto; provided, however, that, subject to Section 9.3 (which provides for the sole remedy against and Liability of Buyer and the Buyer Related Parties), no termination of this Agreement shall relieve or limit any Liability for any breach of this Agreement prior to such termination. The Parties hereto acknowledge and agree that nothing in this Section 9.2 shall be deemed to affect their right to specific performance in accordance with the terms and conditions set forth in Section 11.11 prior to the termination of this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties in the Confidentiality Agreement, all of which obligations therein shall survive termination of this Agreement in accordance with its terms.

Section 9.3           Fees and Expenses.

(a)          In the event that this Agreement is (i) terminated by Seller pursuant to Section 9.1(d) or Section 9.1(e) or (ii) terminated by Buyer pursuant to Section 9.1 (b) (solely in circumstances in which Seller could terminate this Agreement pursuant to Section 9.1(d) or Section 9.1(e)) then Buyer shall pay, or cause to be paid, to Seller the Buyer Termination Fee by wire transfer of immediately available funds to an account provided in writing by Seller to Buyer not later than the second (2nd) Business Day following such termination.

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(b)          Each of Buyer and Seller acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Buyer nor Seller would have entered into this Agreement. Each Party acknowledges that the Buyer Termination Fee is not a penalty, but is liquidated damages for any and all loses and damages or other Adverse Consequences suffered or incurred by Seller or any Seller Related Party in connection with this Agreement and the transactions contemplated hereby (and the abandonment or termination thereof), any other matter forming the basis for such termination or any breach (whether willful, intentional, unilateral or otherwise) of any covenant or agreement or otherwise in respect of this Agreement or any written or oral representation or warranty made or alleged to be made in connection herewith, in a reasonable amount that will compensate Seller, in the circumstances in which such fee is payable, for any Adverse Consequences, including the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In the event that Buyer shall fail to pay the Buyer Termination Fee if and when payable pursuant to Section 9.3(a), and in order to obtain such payment, Seller commences a suit (i) which results in a final non-appealable judgment against Buyer for the Buyer Termination Fee, then Buyer shall pay to Seller the reasonable out-of-pocket expenses (including reasonable attorneys’ fees and expenses of enforcement) incurred by Seller in connection with such suit, or (ii) which results in a final non-appealable judgment that Buyer is not obligated to pay the Buyer Termination Fee, Seller shall pay to Buyer the reasonable out-of-pocket expenses (including reasonable attorneys’ fees and expenses of enforcement or defense) incurred by Buyer in connection with such suit. Notwithstanding anything to the contrary, but without limiting any rights of Seller to specific performance in accordance with the terms and conditions set forth in Section 11.11 prior to the termination of this Agreement, the Seller’s right to receive payment of the Buyer Termination Fee from Buyer pursuant to Section 9.3(a) (together with any applicable out-of-pocket expenses of enforcement recoverable from Buyer as set forth in this Section 9.3) shall constitute the sole and exclusive remedy (whether or not available) of Seller, its direct or indirect unitholders, the Company and their respective Affiliates and any of their respective former, current or future direct or indirect equityholders, members, managers, directors, officers, employees, advisors, managers, agents and other representatives, successors and assigns or any other Person on behalf of any of the foregoing (each, a “Seller Related Party”) against Buyer, the Financing Source Parties, any of their respective Affiliates, or any of their respective former, current or future direct or indirect equityholders, members, managers, directors, officers, employees, advisors, managers, agents and other representatives, successors and assigns or any other Person (each, a “Buyer Related Party”) for any and all Adverse Consequences that may be suffered in connection with or following a termination of this Agreement or otherwise related to or arising out of this Agreement, any Ancillary Agreement, the Financing or the Transactions (including the negotiation, pursuit, abandonment or breach (whether or not willful) of any of the foregoing), or in respect of any oral or other representations or promises made or alleged to be made in connection herewith or therewith, in each case whether at law or in equity, based in contract or in tort or fraud or otherwise; provided that the foregoing shall not in any manner following Closing prevent a Seller Related Party from enforcing any of its rights to receive the Purchase Price in accordance with the terms of this Agreement or any post-Closing covenant contained herein. Upon any payment of the Buyer Termination Fee (or termination of this Agreement in circumstances in which the Buyer Termination Fee is not payable pursuant to this Section 9.3(b)), no Seller Related Party shall have any rights or claims and none of the Seller Related Parties shall seek to recover (and Seller shall cause the Seller Related Parties not to seek to recover and hereby IRREVOCABLY AND UNCONDITIONALLY WAIVES on behalf of itself and any Seller Related Party any rights or claims) against any of Buyer or any Buyer Related Party relating to or arising out of this Agreement, any Ancillary Agreement, the Financing or the Transactions (including the negotiation, pursuit, abandonment, breach (whether or not willful) of any of the foregoing), or in respect of any oral or other representations or promises made or alleged to be made in connection herewith or therewith, in each case whether at law or in equity, based in contract or in tort or fraud or otherwise, and neither Buyer nor any Buyer Related Party shall have any further Liability relating to or arising out of this relating to or arising out of this Agreement, any Ancillary Agreement, the Financing or the Transactions (including the negotiation, pursuit, abandonment, breach (whether or not willful) of any of the foregoing) or in respect of any oral or other representations or promises made or alleged to be made in connection herewith or therewith, in each case whether at law or in equity, based in contract or in tort or fraud or otherwise. Notwithstanding anything to the contrary, in no event shall Buyer be required to pay the Buyer Termination Fee on more than one occasion. Notwithstanding anything to the contrary in the foregoing, nothing in this Section 9.3 shall limit any rights of Buyer and its Affiliates pursuant to the Financing Commitments or any related financing documentation, including documentation in respect of the Financing or any of the foregoing.

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Article X

NO SURVIVAL

Section 10.1         No Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time, except for (a) those covenants and agreements set forth in this Agreement that by their terms contemplate performance in whole or in part after the Effective Time and (b) those contained in this Article X.

Article XI

MISCELLANEOUS

Section 11.1        Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of Buyer and Seller; provided that no such amendment, modification or supplement to any DFS Provision (and any other provision of this Agreement to the extent that any amendment, modification or supplement of such other provision would modify the substance of any DFS Provision) shall be effective without the prior written consent of the Financing Sources.

Section 11.2         Waiver of Compliance. Any failure of Buyer or Seller to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by Seller, in the event of any such failure by Buyer, or by Buyer, in the event of any such failure by Seller, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Notwithstanding anything to the contrary contained in this Agreement, the DFS Provisions (and any other provision of this Agreement to the extent that any extension, waiver or modification of such other provision would modify the substance of any DFS Provision) may not be extended or waived without the prior written consent of the Financing Sources.

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Section 11.3         Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery, (b) facsimile transmission, (c) registered or certified mail, postage prepaid, return receipt requested, (d) next day air courier service, or (e) e-mail. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder).

If to Seller, to:

LDC Parent LLC

c/o SteelRiver Operations LP

500 Fifth Avenue

New York, NY 10010

Attention: John McGuire

(212) 382 7475

John.mcguire@steelriverpartners.com

with copies (which shall not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attn: Richard Shutran

Email: rshutran@winston.com

or to such other Person or address as Seller shall designate in writing.

If to Buyer to:
Aqua America, Inc.
762 West Lancaster Ave.
Bryn Mawr, Pennsylvania 19010
Attn: Christopher P. Luning

Email: CPLuning@aquaamerica.com

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn: Eli Hunt

Email: eli.hunt@stblaw.com

or to such other Person or address as Buyer shall designate in writing.

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All such notices, requests, demands, waivers and communications shall be deemed effective upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address, or (iii) in the case of a facsimile transmission, transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error.

Section 11.4         Binding Nature; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, except that: (a) upon notice to the other Party, a Party may assign its rights and obligations hereunder to any Affiliate of such Party; provided, that no such assignment shall relieve such Party of its obligations hereunder and no such assignment may be made after the filing of an application for any regulatory approval required hereunder and (b) Buyer may make an assignment of its rights (but not its obligations) under this Agreement to any Financing Source without the prior written consent of Seller. Except as provided in the immediately following sentence, nothing contained herein, express or implied, is intended to confer on any Person other than the Parties hereto or their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Financing Sources and each of their respective Affiliates and their and their respective Affiliates’ respective current, former and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees or representatives (collectively, the “Financing Source Parties”) and the other Buyer Related Parties shall be express third-party beneficiaries with respect to Section 9.3(b), the proviso in Section 11.1, the second sentence of Section 11.2, this Section 11.4, Section 11.10(a), Section 11.10(b), Section 11.10(d) and Section 11.14 (collectively, the “DFS Provisions”).

Section 11.5         Entire Agreement. This Agreement, including the Schedules, Exhibits, and the Confidentiality Agreement, embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. This Agreement, including the Schedules, Exhibits, and the Confidentiality Agreement, supersedes all prior agreements and understandings among the Parties with respect to such subject matter and supersede any letters, memoranda or other documents or communications, whether oral, written or electronic, submitted or made by (i) Buyer or its agents or representatives to Seller, the Company and the Company Subsidiaries, or any of their respective agents or representatives, or (ii) Seller, the Company or any Company Subsidiary, or their respective agents or representatives to Buyer or any of its agents or representatives, which occurred prior to the execution of this Agreement or otherwise in connection with the negotiation and execution of this Agreement. No communications by or on behalf of Seller or Buyer, including responses to any questions or inquiries, whether orally, in writing or electronically, and no information provided in any data room or any copies of any information from any data room provided to Buyer or Seller or any other information shall be deemed to constitute a representation, warranty or an agreement of Seller or Buyer or be part of this Agreement.

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Section 11.6         Expenses. Except as otherwise provided in this Agreement, each Party to this Agreement shall pay its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated herein.

Section 11.7         Press Releases and Announcements; Disclosure. No press release or other public announcement or disclosure related to this Agreement or the transactions contemplated herein (including, but not limited to, the terms and conditions of this Agreement) shall be issued or made by either Party without the prior approval of the other Party (which approval shall not be unreasonably withheld, delayed or conditioned). The foregoing shall not prohibit any disclosure which, in the opinion of the disclosing Party’s legal counsel, is required by Law or applicable securities exchange requirements; provided, that to the extent legally permissible, the disclosing Party shall notify the other Party in advance of such disclosure and provide the other Party reasonable opportunity to comment on any disclosure in advance of such disclosure to the extent relating to this Agreement or the transactions contemplated hereby.

Section 11.8         Acknowledgement. Except for, and without limiting the express representations, warranties, covenants and agreements of Seller in this Agreement or in any Ancillary Agreement, (a) BUYER ACKNOWLEDGES THAT NEITHER SELLER, NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING SELLER OR THE COMPANY OR ANY COMPANY SUBSIDIARY OR THE CONDITION OF THE ASSETS OF THE COMPANY OR ANY COMPANY SUBSIDIARY, VALUE OR QUALITY OF THE ASSETS OR OPERATIONS OF THE COMPANY OR ANY COMPANY SUBSIDIARY OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANY OR ANY COMPANY SUBSIDIARY NOT INCLUDED IN THIS AGREEMENT AND THE SCHEDULES and (b) Buyer further acknowledges that (i) Buyer, either alone or together with any Persons Buyer has retained to advise it with respect to the transactions contemplated hereby (“Advisors”), has knowledge and experience in transactions of this type and in the business of the Company and the Company Subsidiaries, and is therefore capable of evaluating the risks and merits of acquiring the Company Interests, (ii) it has relied on its own independent investigation, and has not relied on any information furnished by Seller, the Company or any Company Subsidiary or any representative or agent thereof or any other Person in determining to enter into this Agreement (except for such representations or warranties contained in this Agreement), (iii) neither Seller, the Company and the Company Subsidiaries nor any representative or agent thereof or any other Person has given any investment, legal or other advice or rendered any opinion as to whether the purchase of the membership interests is prudent, and Buyer is not relying on any representation or warranty by Seller or the Company and the Company Subsidiaries or any representative or agent thereof except as set forth in this Agreement, (iv) Buyer has conducted extensive due diligence, including a review of the documents contained in a data room prepared by or on behalf of Seller (v) Seller made available to Buyer all documents, records and books pertaining to the Company and the Company Subsidiaries that Buyer’s attorneys, accountants, Advisors, if any, and Buyer have requested, and (vi) Buyer and its Advisors, if any, have had the opportunity to visit the Company and the Company Subsidiaries, its facilities, plants, development sites, offices and other properties, and ask questions and receive answers concerning the Companies and the terms and conditions of this Agreement. All such questions have been answered to Buyer’s full satisfaction.

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Section 11.9         Disclaimer Regarding Assets. EXCEPT FOR, AND WITHOUT LIMITING THE EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF SELLER IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT: SELLER EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ASSETS OR OPERATIONS OF THE COMPANY OR ANY COMPANY SUBSIDIARY OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANY AND THE COMPANY SUBSIDIARIES AND SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR AS TO THE CONDITION OF, OR THE RIGHTS OF THE COMPANY AND THE COMPANY SUBSIDIARIES IN, OR ITS OR THEIR TITLE TO, ANY ASSETS, OR ANY PART THEREOF. EXCEPT AS EXPRESSLY PROVIDED HEREIN NO MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY SELLER OR THE COMPANY OR ANY COMPANY SUBSIDIARY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF SUCH ASSETS.

Section 11.10      Governing Law.

(a)          This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof; provided, that all claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Agreement, the negotiation, execution, performance or subject matter hereof, or any of the transactions contemplated hereunder, including any claims or causes of action relating to the Financing, against any of the Financing Source Parties shall be exclusively governed by, and construed in accordance with, the Law of the State of New York without giving effect to any choice or conflict of law provision or rule whether of the State of New York or any other jurisdiction that would cause the application of law of any jurisdiction other than the State of New York. Each Party consents to personal jurisdiction in any action brought in any court, federal or state, within the State of Delaware having subject matter jurisdiction arising under this Agreement, and each of the Parties hereto agrees that any action instituted by either of them against the other with respect to this Agreement will be instituted exclusively in a court, federal or state, within the State of Delaware.

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(b)          Each of the Parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement (including any proceeding against the Financing Source Parties arising out of or related to the transactions contemplated hereby, the Financing or the performance of services with respect thereto).

(c)          Each Party to this Agreement waives, to the fullest extent permitted by applicable Law, any right it may have to receive damages from any other Party based on any theory of liability for any special, indirect, consequential (including lost profits), exemplary or punitive damages.

(d)          Notwithstanding anything to the contrary in this Agreement (including this Section 11.10), each Party agrees that it will not bring or support any claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) against the Financing Source Parties that may be based on, arise out of or relate to this Agreement, the negotiation, execution, performance or subject matter hereof, or any of the transactions contemplated hereunder, including any claims or causes of action relating to the Financing, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and of the appropriate appellate courts therefrom).

Section 11.11      Specific Performance.

(a)          Each of Seller and Buyer acknowledges and agrees that in the event of any breach of this Agreement by Buyer, the other Party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that, subject to Section 11.11(b), each Party (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at Law and (b) each Party shall be entitled, in addition to any other remedy to which they may be entitled at Law or in equity, to compel specific performance of this Agreement and to injunctive relief, and Buyer further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such specific performance or injunctive relief. For the avoidance of doubt, the Parties agree that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement to prevent breaches of or enforce compliance with those covenants of the other Party that require the other Party to consummate the transactions contemplated hereby. A Party’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which a Party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by a Party in the case of a breach of this Agreement involving fraud or willful or intentional misconduct.

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(b)          Notwithstanding the foregoing Section 11.11(a) or anything else in this Agreement to the contrary, it is explicitly agreed that Seller shall be entitled to seek specific performance of Buyer’s obligation to effect the Closing, if and only if (i) all of the conditions set forth in Article VI have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of then being satisfied), (ii) Buyer fails to consummate the Transactions on the date on which the Closing was required to be consummated by Buyer pursuant to Section 8.1, (iii) Seller has irrevocably certified to Buyer in writing that all conditions set forth in Article VI have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of then being satisfied), that Buyer is then required to consummate the Transactions, and that Seller stands ready, willing and able to then consummate the transactions contemplated by this Agreement on such date and through the end of the date such specific performance is granted (and Seller is actually so ready, willing and able during such period), and (iv) the Financing has been funded or the Financing Sources have indicated to Buyer in writing that all the Financing will be funded at Closing. Notwithstanding anything to the contrary, under no circumstance shall Seller be permitted or entitled to receive both (1) a grant of specific performance pursuant to this Section 11.11(b) or otherwise require Buyer to consummate the Closing and (2) payment of the Buyer Termination Fee.

Section 11.12      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when a counterpart of this Agreement shall have been signed by each Party and delivered to the other Party. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.13      Interpretation. The table of contents and article and section headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof. When a reference is made in this Agreement to a part, Section, party, Exhibit or Schedule such reference shall be to a part and Section of, and a party, Exhibit or Schedule to, this Agreement, respectively, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any reference to “breach,” “violation,” “default” or words of similar import used in this Agreement shall be deemed to refer to such occurrence, whether with or without notice, exercise or remedies, lapse of time or other condition subsequent. The word “or” shall not be exclusive. The phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”. The words “incur” or “accrued” mean that activities or omissions that result in an expense or other obligation or Liability have taken place, whether or not such expense, obligation or Liability has been invoiced, noticed, billed or otherwise become due. References in this Agreement to any gender include all genders and references to the singular include references to the plural and vice versa. References to “written” or “in writing” include in electronic form. References to “$”, funds or “dollar” shall be references to United States dollars. Whenever the words “made available,” “delivered” or words of similar import are used in reference to a document, it shall mean the document was made available for viewing by Buyer and its representatives in the “Project Mercury/Justice” electronic data room hosted by Intralinks, Inc. on behalf of Seller in connection with the Transactions, as that site existed as of 5:00 p.m. Eastern Standard Time on the date that is three (3) Business Days prior to the date of this Agreement. Any item or other matter referenced or disclosed in a Schedule prepared by a Party shall be deemed to have been referenced or disclosed in any other Schedules prepared by such Party as to which the applicability of such item or matter is reasonably apparent from the face of the disclosure. If any action under this Agreement is required to be done or taken on a day that is not a Business Day or on which an applicable Governmental Entity is not open for regular business with respect to which such action must be done or taken, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

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Section 11.14      Liability of Financing Source Parties. Without limiting the rights of the Buyer under the Commitment Letter, notwithstanding anything to the contrary contained herein, Seller agrees that neither it nor any other Seller Related Party shall have any rights or claims against any Financing Source Parties in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, and no Financing Source Parties shall have any rights or claims against any Seller Related Party (other than Buyer) in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, in each case whether at law or equity, in contract, in tort or otherwise; provided, that, following the Closing, the foregoing will not limit the rights of the parties to the Financing under any definitive agreement in respect of the Financing. In addition, in no event will any Financing Source Parties be liable to Seller or any other Seller Related Party for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature arising out of or relating to this Agreement or the transactions contemplated hereby. Nothing in this Section 11.14 shall limit the rights that Buyer or any of its Affiliates has to the Financing or pursuant to the Financing Commitments or any related financing documentation, including documentation in respect of the foregoing.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed on the day and year first above written.

LDC PARENT LLC

By:	/s/ John McGuire
Name:	John McGuire
Title:	Vice President

AQUA AMERICA, INC.

By:	/s/ Christopher H. Franklin
Name:	Christopher H. Franklin
Title:	Chairman, Chief Executive Officer and President

[Signature Page to Purchase Agreement]